Exhibit 2.1

Execution Copy

CONFIDENTIAL

BUSINESS COMBINATION AGREEMENT

by and among

MALACCA STRAITS ACQUISITION COMPANY LIMITED,
as Malacca,

MALACCA STRAITS MANAGEMENT COMPANY LIMITED

in the capacity as the Malacca Representative,

PT ASIA VISION NETWORK,
as the Company,

MNC ENTERTAINMENT LTD,
 as Merger Sub,

and

PT MNC VISION NETWORKS TBK,

as Parent

Dated as of March 21, 2021

i

4.8. Financial Statements	20
4.9. Absence of Certain Changes	21
4.10. Compliance with Laws	21
4.11. Company Permits	21
4.12. Litigation	22
4.13. Material Contracts	22
4.14. Intellectual Property	24
4.15. Taxes and Returns	26
4.16. Real Property	27
4.17. Personal Property	28
4.18. Title to and Sufficiency of Assets	28
4.19. Employee Matters	28
4.20. Benefit Plans	29
4.21. Environmental Matters	30
4.22. Transactions with Related Persons	31
4.23. Insurance	32
4.24. Books and Records	32
4.25. Top Customers and Vendors	32
4.26 Certain Business Practices	33
4.27 Investment Company Act	33
4.28. Finders and Brokers	33
4.29. Information Supplied	34
4.30. Independent Investigation	34
4.31. Disclosure	34
4.32. EXCLUSIVITY OF REPRESENTATION AND WARRANTIES	34

v. representations and warranties of PARENT	35
5.1. Organization and Standing	35
5.2. Authorization; Binding Agreement	35
5.3. Ownership	35
5.4. Governmental Approvals	36
5.5. Non-Contravention	36
5.6. No Litigation	36
5.7. Investment Representations	37
5.8. Finders and Brokers	37
5.9. Information Supplied	37
5.10. Independent Investigation	38
5.11. EXCLUSIVITY OF REPRESENTATION AND WARRANTIES	38

VI. COVENANTS	39
6.1. Access and Information	39
6.2. Conduct of Business of the Company, Merger Sub and Parent	39
6.3. Conduct of Business of Malacca	42
6.4. Annual and Interim Financial Statements	44
6.5. Malacca Public Filings	44
6.6. No Solicitation	45
6.7. No Trading	45
6.8. Notification of Certain Matters	46
6.9. Efforts	46
6.10. Further Assurances	48
6.11. The Registration Statement	48

6.12. Public Announcements	49
6.13. Confidential Information	50
6.14. Documents and Information	51
6.15. Post-Closing Board and Executive Officers	52
6.16. Indemnification of Directors and Officers; Tail Insurance	52
6.17. Trust Account Proceeds	52
6.18. PIPE Investment	53
6.19. Additional Company and Parent Post-Closing Undertakings	53
6.20. Reorganization	53

VII. survival and indemnification	54
7.1. Survival	54
7.2. Indemnification by Parent	54
7.3. Limitations and General Indemnification Provisions	55
7.4. Indemnification Procedures	57
7.5. Indemnification Payments	58
7.6. Exclusive Remedy	59

Article VIII. Closing conditions	59
8.1. Conditions of Each Party’s Obligations	59
8.2. Conditions to Obligations of the Company, Merger Sub and Parent	60
8.3. Conditions to Obligations of Malacca	62
8.4. Frustration of Conditions	65

Article IX. TERMINATION AND EXPENSES	65
9.1. Termination	65
9.2. Effect of Termination	66
9.3. Fees and Expenses	67

X. WAIVERs And releases	67
10.1. Waiver of Claims Against Trust	67
10.2. Release and Covenant Not to Sue	68

xI. MISCELLANEOUS	68
11.1. Notices	68
11.2. Binding Effect; Assignment	70
11.3. Third Parties	70
11.4. Arbitration	70
11.5. Governing Law; Jurisdiction	72
11.6. WAIVER OF JURY TRIAL	72
11.7. Specific Performance	72
11.8. Severability	73
11.9. Amendment	73
11.10. Waiver	73
11.11. Entire Agreement	73
11.12. Interpretation	74
11.13. Counterparts	74
11.14. The Malacca Representative	75
11.15. Legal Representation	76
11.16. Language	76

XII. DEFINITIONS	77
12.1. Certain Definitions	77
12.2. Section References	88

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Lock-Up Agreement
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Founder Registration Rights Agreement Amendment

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of March 21, 2021 by and among (i) Malacca Straits Acquisition Company Limited, a Cayman Islands exempted company (together with its successors, “Malacca”), (ii) Malacca Straits Management Company Limited, a British Virgin Islands business company with limited liability (the “Sponsor’), in the capacity as the representative from and after the Closing (as defined below) for the Malacca Shareholders and the security holders of the Company (as defined below) (other than Parent (as defined below)) in accordance with the terms and conditions of this Agreement (the “Malacca Representative”), (iii) PT Asia Vision Network, an Indonesian limited liability company and an indirect 99.99% owned subsidiary of Parent (the “Company”), (iv) MNC Entertainment Ltd, a Cayman Islands exempted company and a wholly-owned subsidiary of the Company (“Merger Sub”), and (v) PT MNC Vision Networks TBK, an Indonesian public limited liability company (“Parent”). Malacca, the Malacca Representative, Merger Sub, the Company and Parent are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, the Company is an indirect 99.99% owned subsidiary of Parent, and the Parent and the Company will, promptly following the execution of this Agreement, complete an internal reorganization (the “Reorganization”), whereby, among other matters, (i) the Parent will contribute to PT Vision Network Nusantara, an Indonesian limited liability company (“Holdco”) and an indirect 99.99%-owned subsidiary of Parent without any assets or liabilities other than its issued shares and paid up capital, all of the issued and outstanding equity interests of each of Parent’s subsidiaries PT MNC Kabel Mediacom, an Indonesian limited liability company (“Kabel”), and PT MNC OTT Network, an Indonesian limited liability company (“OTT”), and (ii) the Parent will contribute all of the issued and outstanding equity interests of Holdco to the Company; provided that the contributions and transfers of equity securities in the Reorganization will be done to comply with Indonesian requirements that each entity have at least two shareholders, so long as upon the consummation of the Reorganization all of the issued and outstanding shares of Holdco, Kabel and OTT are owned, directly or indirectly, by the Company and its Subsidiaries;

WHEREAS, the Company, through its subsidiaries, Kabel and OTT, will engage in the business of network providers, internet service providers, internet protocol televisions and over-the-top businesses in Indonesia;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby Merger Sub will merge with and into Malacca, with Malacca continuing as the surviving company (the “Merger” and, together with the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), as a result of which, (i) Malacca shall become a wholly-owned subsidiary of the Company, (ii) each issued and outstanding security of Malacca immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security to be issued by the Company, and (iii) the Company will issue to Parent additional shares of the Company, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable law;

WHEREAS, the boards of directors of Malacca, Merger Sub, the Company and Parent have each (a) determined that the Transactions are fair, advisable and in the best interests of their respective companies and security holders (as applicable), and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein; and

WHEREAS, certain capitalized terms used herein are defined in Article XII hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Islands Companies Act, Malacca and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into Malacca with Malacca being the surviving company, following which the separate corporate existence of Merger Sub shall cease and Malacca shall continue as the surviving company. Malacca, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided, that references to Malacca for periods after the Effective Time shall include the Surviving Company).

1.2 Effective Time. Malacca and Merger Sub shall cause the Merger to be consummated by filing a plan of merger in form and substance reasonably acceptable to Malacca and the Company (the “Plan of Merger”) and such other documents as required by the Cayman Islands Companies Act with the Registrar of Companies of the Cayman Islands as provided in the Cayman Islands Companies Act (the time of such filing, or such later time as may be specified in the Plan of Merger, being the “Effective Time”). At the Effective Time, the Parent and the Company shall deliver the Indonesia Closing Deliverables to Malacca.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Islands Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and Malacca set forth in this Agreement and the Ancillary Documents to be performed after the Effective Time, and the Surviving Company shall continue its existence as a wholly-owned Subsidiary of the Company.

1.4 Organizational Documents of Surviving Company. At the Effective Time, the amended and restated memorandum and articles of association of Malacca, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety in the form of the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, and, as so amended and restated, shall be the respective memorandum and articles of association of the Surviving Company, until thereafter amended in accordance with the terms thereof and the Cayman Islands Companies Act.

1.5 Directors and Officers of the Surviving Company. At the Effective Time, the directors and officers of the Surviving Company shall be the directors and officers of Merger Sub, each to hold office in accordance with the amended and restated memorandum and articles of association of the Surviving Company until their respective successors are duly elected or appointed and qualified.

1.6 Effect of Merger on Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any equity holders of Malacca, the Company or Merger Sub, all of the issued and outstanding ordinary shares of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of ordinary shares of the Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share capital of the Surviving Company.

1.7 Effect of Merger on Issued Securities of Malacca. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Malacca, the Company or Merger Sub:

(a) Malacca Units. At the Effective Time, every issued and outstanding Malacca Unit shall be automatically detached and the holder thereof shall be deemed to hold one Malacca Class A Ordinary Share and one-half (1/2) of one Malacca Public Warrant in accordance with the terms of the Malacca Unit, which underlying Malacca Securities shall be converted in accordance with the applicable terms of this Section 1.7 below.

(b) Malacca Ordinary Shares. At the Effective Time, every issued and outstanding Malacca Ordinary Share (other than those described in Section 1.7(d) below) shall be converted into one Company ADS, following which, all Malacca Ordinary Shares shall cease to be outstanding and shall be canceled and shall cease to exist. The holders of Malacca Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each Malacca Ordinary Share shall be exchanged for an ADR (if requested) representing the same number of Company ADSs in accordance with Section 1.11. Each Malacca Ordinary Share (other than those described in Section 1.7(d) below) shall thereafter represent only the right to receive the same number of Company ADSs in accordance with this Section 1.7(b).

(c) Malacca Warrants. At the Effective Time, each outstanding Malacca Public Warrant shall be converted into one Company Public Warrant and each outstanding Malacca Private Warrant shall be converted into one Company Private Warrant. At the Effective Time, Malacca Warrants shall cease to be outstanding and shall be canceled and retired and shall cease to exist. Each of the Company Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in Malacca Public Warrants, and each of the Company Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in Malacca Private Warrants, except that in each case they shall represent the right to acquire Company Ordinary Shares in the form of Company ADSs in lieu of Malacca Ordinary Shares. At or prior to the Effective Time, the Company shall take all corporate action necessary to reserve for future issuance (including causing the shareholders of the Company at a general meeting of shareholders to grant the necessary authority to the board of commissioners of the Company), and shall maintain such reservation for so long as any of the Company Warrants remain outstanding, a sufficient number of Company Ordinary Shares for delivery to the Depository Bank upon the exercise of such Company Warrants.

(d) Cancellation of Share Capital Owned by Malacca. At the Effective Time, if there are any shares of Malacca that are owned by Malacca as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(e) Transfers of Ownership. If any certificate for securities of the Company is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Company or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of the Company in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of the Company or any agent designated by it that such tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Surviving Company, the Company or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.8 Effect of Merger on Company Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any equity holders of Malacca, the Company or Merger Sub, Parent shall be issued a number of Company Ordinary Shares that when added together with the issued and outstanding capital shares of the Company owned prior to the Merger shall together (the “Consideration Shares”) be equal to the quotient of (a) (i) Five Hundred Thirty Million U.S. Dollars ($530,000,000), plus (or minus if negative) (ii) (A) the Net Working Capital less (B) the Target Net Working Capital Amount, minus (iii) the Closing Net Debt, and minus (iv) any Excess Company Transaction Expenses (the “Consideration Amount”), divided by (b) the Redemption Price. The number of Consideration Shares to be issued to Parent at the Closing will be based on the final Estimated Closing Statement as determined in accordance with Section 1.9, subject to adjustment after the Closing in accordance with Section 1.10 and reduction for the indemnification obligations set forth in Article VII. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, any reference herein to the Consideration Shares issued or delivered at any time and the Consideration Amount will include any shares of capital stock of the Company retained by Parent.

1.9 Closing Calculations. Not later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Malacca a statement certified by the Company’s president director (the “Estimated Closing Statement”) setting forth a good faith calculation of the Company’s estimate of the Closing Net Debt, Net Working Capital and Transaction Expenses, in each case, as of the Reference Time, and the resulting Consideration Shares based on such estimates, in reasonable detail including for each component thereof, along with the amount owed to each creditor of any of the Target Companies, and bank statements and other evidence reasonably necessary to confirm such calculations. Promptly upon delivering the Estimated Closing Statement to Malacca, the Company will meet with Malacca to review and discuss the Estimated Closing Statement and the Company will consider in good faith Malacca’s comments to the Estimated Closing Statement and make any appropriate adjustments to the Estimated Closing Statement prior to the Closing, which adjusted Estimated Closing Statement, as mutually approved by the Company and Malacca, shall thereafter become the final Estimated Closing Statement for all purposes of this Agreement. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

1.10 Post-Closing Consideration Share Adjustment.

(a) Within ninety (90) days after the Closing Date, the Company’s director responsible for finance matters (the Chief Financial Officer or “CFO”) shall deliver to the Malacca Representative and Parent (each, a “Reviewing Party”) a statement (the “Closing Statement”) setting forth (i) a consolidated balance sheet of the Target Companies as of the Reference Time and (ii) a good faith calculation of the Closing Net Debt, Net Working Capital and Transaction Expenses, in each case, as of the Reference Time, and the resulting Consideration Shares using the formula in Section 1.8, and Adjustment Amount in accordance with Section 1.10(d). The Closing Statement shall be prepared, and the Closing Net Debt, Net Working Capital, and Transaction Expenses and the resulting Consideration Shares and Adjustment Amount shall be determined in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

(b) After delivery of the Closing Statement, each Reviewing Party, and its Representatives on its behalf, shall be permitted reasonable access at reasonable times to review the Target Companies’ books, records and any working papers to the extent such books, records and working papers are directly related to the preparation of the Closing Statement. The Reviewing Parties, and their respective Representatives on their behalves, may make inquiries of the CFO and related Target Company personnel and advisors regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and the Company shall provide reasonable cooperation in connection therewith. If either Reviewing Party has any objections to the Closing Statement, such Reviewing Party shall deliver to the Company (to the attention of the CFO) and the other Reviewing Party a statement setting forth its objections thereto (in reasonable detail) (an “Objection Statement”). If an Objection Statement is not delivered by a Reviewing Party within thirty (30) days following the date of delivery of the Closing Statement, then such Reviewing Party will have waived its right to contest the Closing Statement, and all determinations and calculations set forth therein, and the resulting Consideration Shares and Adjustment Amount set forth therein. If an Objection Statement is delivered within such thirty (30) day period, then the Reviewing Parties shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Reviewing Parties do not reach a final resolution within such twenty (20) day period, then upon the written request of either Reviewing Party (the date of receipt of such notice by the other Reviewing Party, the “Independent Expert Notice Date”), the Reviewing Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.10(c). The Parties acknowledge that any information provided pursuant to this Section 1.10 will be subject to the confidentiality obligations of Section 6.13.

(c) If a dispute with respect to the Closing Statement is submitted in accordance with this Section 1.10 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.10(c). Each Reviewing Party agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by the Company. Except as provided in the preceding sentence, all other costs and expenses incurred by Parent in connection with resolving any dispute hereunder before the Independent Expert will be borne by Parent, and all other costs and expenses incurred by the Malacca Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Company. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Malacca Representative and Parent to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Reviewing Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each Reviewing Party will use its reasonable efforts to make its presentation as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Reviewing Party will be entitled, as part of its presentation, to respond to the presentation of the other Reviewing Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.10. It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). Parent and the Malacca Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Malacca Representative and Parent and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(d) For purposes hereof, the term “Adjustment Amount” shall mean (i) the Consideration Amount as finally determined in accordance with this Section 1.10, less (ii) the Consideration Amount that was payable to Parent at the Closing pursuant to the Estimated Closing Statement.

(i) If the Adjustment Amount is a positive number, then the Company shall, within ten (10) Business Days after such final determination of the Adjustment Amount, issue to Parent an additional number of Company Ordinary Shares equal to the lesser of (A) the Adjustment Amount, divided by the Redemption Price, and (B) fifteen percent (15%) of the Consideration Amount based on the Estimated Closing Statement (the “Cap”), divided by the Redemption Price. Such additional Company Ordinary Shares shall be considered additional Consideration Shares under this Agreement and “Restricted Securities” under the Lock-Up Agreement and “Registrable Securities” under the Registration Rights Agreement.

(ii) If the Adjustment Amount is a negative number, then Parent shall within ten (10) Business Days after such final determination of the Adjustment Amount, deliver (for the avoidance of doubt, on a free of payment basis) to the Company a number of Company Ordinary Shares equal to the lesser of (A) the absolute value of the Adjustment Amount, divided by the Redemption Price, and (B) the Cap, divided by the Redemption Price (or to the extent that Parent no longer owns a sufficient number of Company Ordinary Shares, cash in an amount equal to the shortfall (with each missing Company Ordinary Share valued at the Redemption Price)). The Company will hold such Company Ordinary Shares as treasury shares and not reissue/resell, and will as promptly as reasonably practicable thereafter (but in any event prior to the end of the statutory period) cancel, any Company Ordinary Shares delivered to it by Parent hereunder. Parent agrees to cause, including by attending and exercising its voting in the general meeting of shareholders of the Company, the Company conducting all the necessary actions to cancel any Company Ordinary Shares delivered to it by Parent hereunder.

1.11 Malacca Securities and Certificates.

(a) All securities issued upon the surrender of Malacca Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Malacca Securities shall also apply to the Company Securities so issued in exchange.

(b) In the event any certificates shall have been lost, stolen or destroyed, the Company shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.7; provided, however, that the Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Company or the Surviving Company with respect to the certificates alleged to have been lost, stolen or destroyed.

1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Malacca and Merger Sub, the officers and directors of Malacca and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.13 Establishment of ADR Facility; Distribution of Company ADS.

(a) The Company shall cause one or more sponsored American depositary receipt (“ADR”) facilities (each, an “ADR Facility”) to be established with The Bank of New York Mellon (or any successor depositary bank, the “Depositary Bank”) for the purpose of issuing the Company ADSs, including entering into one or more customary deposit agreements with the Depositary Bank, in form and substance reasonably acceptable to Malacca, establishing each ADR Facility, to be effective as of the Effective Time, and filing with the SEC a registration statement on Form F-6 relating to the registration under the Securities Act for the issuance of the Company ADSs. Prior to the Closing, the Company shall prepare and use reasonable best efforts to cause the Depositary Bank to file such Form F-6 with the SEC.

(b) Prior to the Effective Time, the Company will designate a U.S. bank or trust company reasonably acceptable to Malacca to act as agent of the Company for the purposes of distributing the Company ADSs (the “Company ADS Agent”). At or substantially concurrently with the Effective Time, the Company shall (i) allot and issue, or cause to be allotted and issued, to the Depositary Bank a number of the Company Ordinary Shares equal to the aggregate number of Company ADSs to be issued to the holders of Malacca Ordinary Shares pursuant to this Article I (the “Company ADS Recipients”), and (ii) deposit or cause to be deposited with the Company ADS Agent, for the benefit of the Company ADS Recipients, for exchange in accordance with this Article I, the uncertificated book-entries representing such aggregate number of Company ADSs, and the Depositary Bank shall be authorized to issue the Company ADSs representing such Company Ordinary Shares in accordance with this Agreement. Prior to the Closing, the Company shall enter into an agreement with the Company ADS Agent, in form and substance reasonably satisfactory to the Company and Malacca, to effect the applicable terms of this Agreement (the “Company ADS Agent Agreement”).

(c) Immediately after the Effective Time, the Company ADS Agent shall distribute the Company ADSs to the Company ADS Recipients. After the Effective Time, upon any exercise of the Company Warrants by the holders thereof (the “Exercising Warrantholders”), the Company will promptly allot and issue, or cause to be allotted and issued, to the Depositary Bank a number of the Company Ordinary Shares underlying such exercised Company Warrants, at which time the Company ADS Agent shall distribute to the holder of such exercised Company Warrants, a number of Company ADSs equal to such Company Ordinary Shares underlying such exercised Company Warrants. The Company ADSs shall be accepted into the Depositary Trust Company, and each Company ADS Recipient and each Exercising Warrantholder shall be entitled to receive a book-entry authorization representing the number of Company ADSs that such holder has the right to receive pursuant to this Article I, unless a physical ADR is required by applicable Law, in which case the Company ADS Agent shall send such physical ADR to such Person promptly in accordance with the Company ADS Agent Agreement. The Company ADS Agent shall not be entitled to vote or exercise any rights of ownership with respect to Company ADSs held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Company ADS holders entitled thereto.

(d) For the avoidance of doubt, the Parties understand and agree that no more than 250 Persons, including the Depositary Bank (or its nominated Person), may be a direct shareholder of the Company. Accordingly, each ADR Facility shall prohibit Persons from depositing Company ADSs for conversion to Company Ordinary Shares if such conversion will result in the Company having more than 250 direct shareholders.

1.14 Parent Consent. Parent, as the 99.99% shareholder of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which it is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Parent acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of Parent as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company Organizational Documents, any other agreement in respect of the Company to which Parent is a party or bound and all applicable Laws.

1.15 Termination of Certain Agreements. Without limiting the provisions of Section 10.2, the Company and Parent hereby agree that, effective at the Closing, (a) any shareholders, voting or similar agreement between the Company and Parent with respect to the Company’s capital shares, and (b) any registration rights agreement between the Company and Parent, in each case of clauses (a) and (b), shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect. Further, Parent and the Company hereby waive any obligations of the parties under the Company’s Organizational Documents or any agreement described in clause (a) above with respect to the transactions contemplated by this Agreement and the Ancillary Documents, and any failure of the parties to comply with the terms thereof in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

Article II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), 1345 Avenue of the Americas, New York, NY 10105, on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place (including remotely) as Malacca and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF MALACCA

Except as set forth in (i) the disclosure schedules delivered by Malacca to the Company and Parent on the date hereof (the “Malacca Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, Malacca represents and warrants to the Company and Parent, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Standing. Malacca is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Malacca has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Malacca is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Malacca has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. Malacca is not in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. Malacca has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Malacca Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Malacca and (b) other than the Malacca Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Malacca are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or will be a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Malacca is a party shall be when delivered, duly and validly executed and delivered by Malacca and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Malacca, enforceable against Malacca in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of Malacca is required to be obtained or made in connection with the execution, delivery or performance by Malacca of this Agreement and each Ancillary Document to which it is a party or the consummation by Malacca of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Malacca.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by Malacca of this Agreement and each Ancillary Document to which it is a party, the consummation by Malacca of the transactions contemplated hereby and thereby, and compliance by Malacca with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Malacca Memorandum and Articles, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Malacca or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Malacca under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Malacca under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Malacca Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Malacca.

3.5 Capitalization.

(a) Malacca is authorized to issue 221,000,000 shares, of which 200,000,000 shares are Malacca Class A Ordinary Shares, 20,000,000 shares are Malacca Class B Ordinary Shares and 1,000,000 shares are Malacca Preference Shares. The issued and outstanding Malacca Securities as of the date of this Agreement are set forth on Schedule 3.5(a). As of the date of this Agreement, there are no issued or outstanding Malacca Preference Shares. All outstanding Malacca Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right, transfer restrictions or any similar right under any provision of the Cayman Islands Companies Act, the Malacca Memorandum and Articles or any Contract to which Malacca is a party. None of the outstanding Malacca Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Malacca does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Schedule 3.5(a) or Schedule 3.5(b) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Malacca or (B) obligating Malacca to issue, transfer, deliver or sell (as applicable) or cause to be issued, transferred, delivered, sold or repurchased (as applicable) any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Malacca to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Malacca to repurchase, redeem or otherwise acquire any shares of Malacca or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which Malacca is a party with respect to the voting of any shares of Malacca.

(c) All Indebtedness of Malacca as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of Malacca contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Malacca or (iii) the ability of Malacca to grant any Lien on its properties or assets.

(d) Since the date of formation of Malacca, and except as contemplated by this Agreement, Malacca has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Malacca’s board of directors has not authorized any of the foregoing.

3.6 SEC Filings and Malacca Financials; Internal Controls; Listing.

(a) Malacca, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Malacca with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Malacca has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Malacca’s annual reports on Form 10-K for each fiscal year of Malacca beginning with the first year Malacca was required to file such a form, (ii) Malacca’s quarterly reports on Form 10-Q for each fiscal quarter that Malacca filed such reports to disclose its quarterly financial results in each of the fiscal years of Malacca referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Malacca with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents (and as they have been supplemented, modified or amended since the time of filing) referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) Malacca Units, Malacca Class A Ordinary Shares and Malacca Public Warrants are listed on Nasdaq, (B) Malacca has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Malacca Securities, (C) there are no Actions pending or, to the Knowledge of Malacca, threatened against Malacca by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Malacca Securities on Nasdaq and (D) such Malacca Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b) Except as is not required in reliance on exemptions from various reporting requirements by virtue of Malacca’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or “smaller reporting company” within the meaning of the Exchange Act, since its IPO, (i) Malacca has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Malacca’s financial reporting and the preparation of Malacca’s financial statements for external purposes in accordance with GAAP and (ii) Malacca has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Malacca is made known to Malacca’s principal executive officer and principal financial officer by others within Malacca. Such disclosure controls and procedures are effective in timely alerting Malacca’s principal executive officer and principal financial officer to material information required to be included in Malacca’s financial statements included in Malacca’s periodic reports required under the Exchange Act.

(c) Malacca has not taken any action prohibited by Section 402 of SOX. There are no outstanding loans or other extensions of credit made by Malacca to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Malacca.

(d) Malacca has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Malacca’s assets. Malacca maintains and, for all periods covered by the Malacca Financials, has maintained books and records of Malacca in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Malacca in all material respects.

(e) Since its IPO, Malacca has not, to its Knowledge, received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Malacca, (ii) a “material weakness” in the internal controls over financial reporting of Malacca or (iii) fraud, whether or not material, that involves management or other employees of Malacca who have a significant role in the internal controls over financial reporting of Malacca.

(f) As of the date of this Agreement, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To Malacca’s Knowledge, none of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

(g) The financial statements and notes of Malacca contained or incorporated by reference in the SEC Reports (the “Malacca Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Malacca at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(h) Except as and to the extent reflected or reserved against in Malacca Financials, Malacca has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in Malacca Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Malacca’s formation in the ordinary course of business.

3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7, Malacca has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since the consummation of the IPO, not been subject to a Material Adverse Effect.

3.8 Compliance with Laws. Malacca is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Malacca, and Malacca has not received written notice alleging any violation of applicable Law in any material respect by Malacca.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of Malacca, threatened Action to which Malacca is subject which would reasonably be expected to have a Material Adverse Effect on Malacca. There is no material Action that Malacca has pending against any other Person. Malacca is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Malacca holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Malacca.

3.10 Taxes and Returns.

(a) Malacca has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Malacca Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where Malacca files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against Malacca in respect of any Tax, and Malacca has not been notified in writing of any proposed Tax claims or assessments against Malacca (other than, in each case, claims or assessments for which adequate reserves in Malacca Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Malacca’s assets, other than Permitted Liens. Malacca has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Malacca for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, Malacca has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

3.11 Employees and Employee Benefit Plans. Malacca does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Properties. Malacca does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Malacca does not own or lease any material real property or Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which Malacca is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $200,000, (ii) may not be cancelled by Malacca on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Malacca as its business is currently conducted, any acquisition of material property by Malacca, or restricts in any material respect the ability of Malacca from engaging in business as currently conducted by it or from competing with any other Person (each, a “Malacca Material Contract”). All Malacca Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Malacca Material Contract: (i) the Malacca Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Malacca Material Contract is legal, valid, binding and enforceable in all material respects against Malacca and, to the Knowledge of Malacca, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Malacca is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of due notice or both would constitute such a breach or default in any material respect by Malacca, or permit termination or acceleration by the other party, under such Malacca Material Contract; and (iv) to the Knowledge of Malacca, no other party to any Malacca Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of due notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Malacca under any Malacca Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Malacca and any (a) present or former director, officer or employee or Affiliate of Malacca, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Malacca’s outstanding shares capital as of the date hereof.

3.15 Investment Company Act. Malacca is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

3.16 Finders and Brokers. Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Malacca, the Target Companies, Parent or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Malacca.

3.17 Certain Business Practices.

(a) Neither Malacca, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of Malacca, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Malacca or assist it in connection with any actual or proposed transaction.

(b) The operations of Malacca are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Malacca with respect to any of the foregoing is pending or, to the Knowledge of Malacca, threatened.

(c) None of Malacca or any of its directors or officers, or, to the Knowledge of Malacca, any other Representative acting on behalf of Malacca is currently identified on the specially designated nationals or other blocked person list or otherwise the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Malacca has not, since its formation, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in violation of applicable sanctions.

3.18 Insurance. Schedule 3.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Malacca relating to Malacca or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Malacca is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Malacca, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Malacca. Malacca has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on Malacca.

3.19 Trust Account.

(a) As of the date of this Agreement, Malacca has an amount in cash in the Trust Account equal to at least $143,826,000. The funds held in the Trust Account are (i) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (ii) held in trust pursuant to the Trust Agreement. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to Malacca’s Knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the holders of Malacca Ordinary Shares who shall have elected to redeem their Malacca Ordinary Shares pursuant to the Malacca Memorandum and Articles or (iii) if Malacca fails to complete a business combination within the allotted time period set forth in the Organization Documents of Malacca and liquidates the Trust Account, subject to the terms of the Trust Agreement, Malacca (in limited amounts to permit Malacca to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Malacca) and then the Malacca Shareholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Malacca Memorandum and Articles, the IPO Prospectus and the Trust Agreement. Malacca has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and to Malacca’s Knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no claims or Proceedings pending with respect to the Trust Account. Since the IPO, Malacca has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the holders of Malacca Ordinary Shares who have elected to redeem their Malacca Ordinary Shares pursuant to the Malacca Memorandum and Articles, each in accordance with the terms of and as set forth in the Trust Agreement, Malacca shall have no further obligation under either the Trust Agreement or the Malacca Memorandum and Articles to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

(b) Assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, Malacca has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Malacca on the Closing Date (after disbursements in respect of deferred underwriting commissions, Taxes, and the Redemption).

3.20 Information Supplied. None of the information supplied or to be supplied by Malacca expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including Nasdaq) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Malacca’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Malacca expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Malacca makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Target Companies, Parent or any of their respective Affiliates.

3.21 Independent Investigation. Without limiting Section 7.3(h) hereof, Malacca has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Merger Sub for such purpose. Malacca acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, Parent and Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Malacca pursuant hereto, and the information provided by or on behalf of the Company or Parent for the Registration Statement; and (b) none of the Company, Parent, Merger Sub or their respective Representatives have made any representation or warranty as to the Target Companies, Parent or Merger Sub or this Agreement or the transactions contemplated hereby, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Malacca pursuant hereto, or with respect to the information provided by or on behalf of the Company or Parent for the Registration Statement.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Malacca on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to Malacca, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. The Company is a company duly organized, validly existing and in good standing under the Laws of Indonesia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing (with respect only to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to Malacca true and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. Each of the Company and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which (a) the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the board of directors and board of commissioners and the shareholders of the Company in accordance with the Company’s Organizational Documents, the Indonesian Company Law, any other applicable Law and any Contract to which the Company or any of its shareholders is a party or bound, and (b) Merger Sub is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the board of directors and the shareholders of Merger Sub in accordance with Merger Sub’s Organizational Documents, the Cayman Islands Companies Act, any other applicable Law and any Contract to which Merger Sub or any of its shareholders is a party or bound. Except as set forth on Schedule 4.2, no other corporate proceedings on the part of the Company or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company or Merger Sub is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company or Merger Sub, as applicable, and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Capitalization.

(a) Prior to giving effect to the Amended Company Charter, the Company has authorized capital in the amount of 20,664 Company Ordinary Shares. The issued and outstanding capital shares of the Company consists of 5,166 Company Ordinary Shares, all of which Company Ordinary Shares are owned directly or indirectly by Parent (except one Company Ordinary Share as of the date of this Agreement, but which will be transferred at or prior to the Closing to Parent) free and clear of any Liens other than Permitted Liens and those imposed under the Company Organizational Documents and applicable Laws, and there are no other issued or outstanding equity interests of the Company. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Indonesian Company Law, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b) No Company Securities are reserved for issuance to officers, directors, commissioners, employees and consultants of the Company pursuant to any Benefit Plan. There are no outstanding Company Convertible Securities, and there are no preemptive rights or rights of first refusal (except as set forth in the Company’s Organizational Documents) or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its shareholders are a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable Laws. As a result of the consummation of the transactions contemplated by this Agreement, except as expressly contemplated by Article I, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials or as set forth on Schedule 4.3(c), since its formation, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors, the board of commissioners and the shareholders of the Company have not authorized any of the foregoing.

4.4 Subsidiaries. Merger Sub is authorized to issue 50,000 ordinary shares, of which 100 ordinary shares are issued and outstanding, and all of which are owned by the Company. Schedule 4.4 sets forth the name of each other Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold, transferred and delivered in compliance with all applicable Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than Permitted Liens and those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. No Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Target Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5 Merger Sub. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is or will be a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is or will be a party, Merger Sub is not party to or bound by any Contract.

4.6 Governmental Approvals. Except as otherwise described in Schedule 4.6, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company or Merger Sub of this Agreement or any Ancillary Documents or the consummation by the Company or Merger Sub of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws and (c) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Target Companies or the ability of the Company or Merger Sub to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

4.7 Non-Contravention. Except as otherwise described in Schedule 4.7, the execution and delivery by the Company and Merger Sub (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate in any material respect any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.6 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a material breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify in any material respect any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be material to the Target Companies or the ability of the Company or Merger Sub to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

4.8 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the unaudited consolidated annual 2019 and 2018 financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the unaudited consolidated balance sheets of the Target Companies as of December 31, 2019 and December 31, 2018, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, (ii) the unaudited consolidated September 30, 2019 financial statements of the Target Companies, consisting of the unaudited consolidated balance sheet of the Target Companies as of September 30, 2020 and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the nine (9) months then ended (together with the financial statements described in clause (i), the “Unaudited Company Financials”), (iii) when delivered by the Company as required by Section 6.4(b), (A) the final audited consolidated annual 2019 and 2018 financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2019 and December 31, 2018, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “2018 and 2019 Audited Company Financials”), and (B) the final Company prepared and auditor reviewed September 30, 2019 financial statements, consisting of the consolidated balance sheet of the Target Companies as of September 30, 2020 and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the nine (9) months then ended (the “2019 Reviewed Company Financials”), and (iv) when delivered by the Company as required by Section 6.4(b), the final audited consolidated annual 2020 financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheet of the Target Companies as of December 31, 2020, and the related consolidated audited income statement, changes in shareholder equity and statement of cash flows for the year then ended, audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “2020 Audited Company Financials” and, together with the 2018 and 2019 Audited Company Financials, the “Audited Company Financials”). True and complete copies of the Company Financials have been or, with respect to the Audited Company Financials and the 2019 Reviewed Company Financials, will be provided to Malacca. The Company Financials (i) were prepared from the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) solely with respect to the Audited Company Financials and the 2019 Reviewed Financials, were prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in amount), (iii) comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. The Company qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

(b) Each Target Company maintains complete books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are true and complete in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. Since January 1, 2019, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.8(c), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 4.8(c). Except as disclosed on Schedule 4.8(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 4.8(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS or GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2020 contained in the Company Financials, (ii) under Contracts that relate to obligations that have not been performed, and are not yet required to be performed or (iii) not material and that were incurred after September 30, 2020 in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to Malacca or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.

4.9 Absence of Certain Changes. Except as set forth on Schedule 4.9 or for actions expressly contemplated by this Agreement, since December 31, 2019, each Target Company has (a) conducted its business only in the ordinary course of business in all material respects, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2 (without giving effect to Schedule 6.2) if such action were taken on or after the date hereof without the consent of Malacca.

4.10 Compliance with Laws. Except as set forth on Schedule 4.10, no Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2016, any written notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.11 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to Malacca true and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 4.11. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written notice of any Actions relating to the revocation or modification of any Company Permit.

4.12 Litigation. Except as described on Schedule 4.12, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Company’s Knowledge, threatened in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, commissioners, officers, employees or equity holders (provided, that any litigation involving the directors, commissioners, officers, employees or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.12, if finally determined adverse to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past five (5) years, none of the current or former officers, senior management, directors, commissioners or employees of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.13 Material Contracts.

(a) Schedule 4.13(a) sets forth a true, correct and complete list of, and the Company has made available to Malacca (including written summaries of oral Contracts), true and complete copies (or, with respect to such Contracts (other than those described in clause (xv) below) that are specifically designated on Schedule 4.13(a), summaries of the material terms produced with reference to the true copies of such Contracts) of each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.13(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $500,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $500,000 per year or $1,000,000 in the aggregate;

(viii) is with any Top Customer or Top Vendor;

(ix) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000;

(x) is between any Target Company and any directors, commissioners, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another Target Company or any manager, director, commissioner, employee or officer of any Target Company) with a power of attorney;

(xiv) relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software;

(xv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvi) is otherwise material to any Target Company and not described in clauses (i) through (xv) above.

(b) Except as disclosed in Schedule 4.13(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract in any material respect; (iii) no Target Company is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of due notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of due notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

4.14 Intellectual Property.

(a) Schedule 4.14(a)(i) sets forth: (i) all Patents and Patent applications, Trademarks and service mark registrations and applications, Copyright registrations and applications and registered Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 4.14(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than (i) “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), (iii) any Software application that contains, includes, or incorporates, any Software that is distributed as free Software, open source Software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Software (A) be made available or distributed in source code form, (B) be licensed for purposes of making derivative works or (C) be redistributable at no, or a nominal, charge, and (iii) non-disclosure agreements entered into with and licenses granted by employees, individual consultants or individual contractors of any Target Company pursuant to the contracts with the respective employees, individual consultants or individual contractors, each of which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights (subject to the Enforceability Exceptions) in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. Except as set forth on Schedule 4.14(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default in any material respect thereunder, nor has any event occurred that with due notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) Schedule 4.14(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed all obligations imposed on it in the Outbound IP Licenses in all material respects, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor has any event occurred that with due notice or lapse of time or both would constitute a material default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the Target Companies. No Target Company has received any written notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past five (5) years, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(e) All officers, directors, commissioners, employees and independent contractors of a Target Company (and each of their respective Affiliates) have assigned to the Target Companies all material Intellectual Property arising from the services performed for a Target Company by such Persons and all such material assignments of Company Registered IP have been recorded. To the Knowledge of the Company, no current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any material Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company in any material respect. The Company has made available to the Malacca true and complete copies of all material written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. Each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, the Target Companies’ rights in all material respects under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

4.15 Taxes and Returns. Except as set forth on Schedule 4.15:

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, correct and complete in all material respects as of the time of such filing, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no current pending Action, and no Target Company has received any written notice of an intention to commence any Action, against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i) No Target Company has any material Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such Target Company with respect to any period following the Closing Date.

(j) No Target Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) No Target Company is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes.

4.16 Real Property. Schedule 4.16 contains a true and complete list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Malacca a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect in all material respects. To the Knowledge of the Company, no event has occurred which (whether with or without due notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.17 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than Five Hundred Thousand Dollars ($500,000) is set forth on Schedule 4.17, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.17, all such items of Personal Property are in reasonable operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company. The Company has provided to Malacca a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect in all material respects. To the Knowledge of the Company, no event has occurred which (whether with or without due notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.18 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified in the December 31, 2019 audited balance sheet included in the Company Financials and (d) Liens set forth on Schedule 4.18. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are sufficient for the operation of the businesses of the Target Companies as currently conducted.

4.19 Employee Matters.

(a) Except as set forth in Schedule 4.19(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.19(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has provided any Target Company written notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth in Schedule 4.19(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There is no Action pending, and no Target Company has received written notice of an intention to commence an Action, against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 4.19(c) hereto sets forth a complete and correct summary of each of (A) the top five (5) compensated employees of the Target Companies and (B) all employees of the Target Companies showing for each as of such date (i) the employees’ rank or description, employer, location, salary bracket (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2020, and (iii) any wages, salary, bonus, commission or other compensation paid or due and owing to each employee during or for the calendar year ending December 31, 2021. Except as set forth on Schedule 4.19(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will”, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any Contract or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.19(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Malacca by the Company.

(d) Schedule 4.19(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.19(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 4.19(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to Malacca by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. To the Knowledge of the Company, each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

4.20 Benefit Plans.

(a) Set forth on Schedule 4.20(a) is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). No Target Company has ever maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each Company Benefit Plan which covers any current or former officer, director, commissioner, consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to Malacca true and complete copies, if applicable, of: (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all communications with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding Liability or obligation.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, and no Target Company has received written notice of an intention to commence an Action (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made; (v) all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued, or otherwise adequately reserved in accordance with IFRS and are reflected on the Company Financials; and (vi) no Company Benefit Plan provides for material retroactive increases in contributions, premiums or other payments in relation thereto. No Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(e) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, commissioner, employee or independent contractor of a Target Company.

(f) Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(g) All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to any Target Company, Malacca or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities in any material respect.

4.21 Environmental Matters. Except as set forth in Schedule 4.21:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending (and no Target Company has received written notice of an intention to commence an Action) to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending (and no Target Company has received written notice of an intention to commence an Action) against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to Malacca all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

4.22 Transactions with Related Persons. Except as set forth on Schedule 4.22, no Target Company nor any of its Affiliates, nor any officer, director, commissioner, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors, commissioners or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, commissioners, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, commissioner, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.22, no Target Company has outstanding any Contract or other material arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Except as set forth on Schedule 4.22, the assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person. Schedule 4.22 specifically identifies all Contracts, arrangements or commitments set forth on such Schedule 4.22 that cannot be terminated upon sixty (60) days’ notice by the Target Companies without cost or penalty.

4.23 Insurance.

(a) Schedule 4.23(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, commissioners, officers and employees, copies of which have been provided to Malacca. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect in all material respects and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms in all material respects following the Closing. To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 4.23(b) identifies each individual insurance claim in excess of $500,000 made by a Target Company in the past three (3) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without due notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

4.24 Books and Records. All of the financial books and records of the Target Companies are true and complete in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.25 Top Customers and Vendors. Schedule 4.25 lists, by dollar volume received or paid, as applicable, for the twelve (12) months ended on December 31, 2020, the ten (10) largest customers of the Target Companies, including insurance brokers (the “Top Customers”) and the ten largest vendors of goods or services to the Target Companies (the “Top Vendors”), along with the amounts of such dollar volumes. The relationships of each Target Company with such vendors and customers are good commercial working relationships and (i) no Top Vendor or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or notified a Target Company in writing of an intention to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Vendor or Top Customer has during the last twelve (12) months decreased materially or given written notice of an intent to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or intends to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Vendor or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Vendor or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Top Vendor or Top Customer in any material respect.

4.26 Certain Business Practices.

(a) No Target Company, nor any of their respective Affiliates, officers, directors, commissioners or employees or, to the Knowledge of the Company, other Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, (iii) made any other unlawful payment or (iv) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to the any of the foregoing is pending, and no Target Company has received written notice of an intention to commence any such Action.

(c) No Target Company or any of their respective directors, commissioners or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise the subject of any U.S. sanctions administered by OFAC, and, to the Knowledge of the Company, no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in violation of applicable sanctions, in the last five (5) fiscal years.

4.27 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

4.28 Finders and Brokers. Except as set forth in Schedule 4.28, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Malacca, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

4.29 Information Supplied. None of the information supplied or to be supplied by the Company or Merger Sub expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including Nasdaq) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Malacca’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company or Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Malacca or its Affiliates.

4.30 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Malacca and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Malacca for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Malacca set forth in this Agreement (including the related portions of Malacca Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither Malacca nor any of its Representatives have made any representation or warranty as to Malacca or this Agreement or the transactions contemplated hereby, except as expressly set forth in this Agreement (including the related portions of Malacca Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.31 Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

4.32 EXCLUSIVITY OF REPRESENTATION AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO MALACCA OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, MERGER SUB, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY AND MERGER SUB EACH EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE TARGET COMPANIES OR MERGER SUB THAT HAVE BEEN MADE AVAILABLE TO MALACCA OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE TARGET COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY MALACCA OR ANY MALACCA NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV OR THE ANCILLARY DOCUMENTS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY TARGET COMPANY OR MERGER SUB ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, MERGER SUB ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY MALACCA OR ANY MALACCA NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Company Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Parent hereby represents and warrants to Malacca (and, with respect to Section 5.7, the Company), as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. Parent is an entity duly organized, validly existing and in good standing (only to the extent that the Laws of Indonesia recognizes the concept of good standing or any equivalent thereof) under the Laws of Indonesia and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2 Authorization; Binding Agreement. Parent has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform Parent’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Parent is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by Parent and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Ownership. As of the date of this Agreement and as of the Closing Date (immediately prior to the Effective Time) Parent owns all of the issued and outstanding Company Ordinary Shares, free and clear of any and all Liens (other than those imposed by applicable Laws, the Company’s Organizational Documents or Permitted Liens). There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which Parent is a party or by which Parent is bound, with respect to the voting or transfer of the Company Ordinary Shares owned by Parent other than this Agreement.

5.4 Governmental Approvals. No Consent of or with any Governmental Authority on the part of Parent is required to be obtained or made in connection with the execution, delivery or performance by Parent of this Agreement or any Ancillary Documents or the consummation by Parent of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement and (b) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Parent or the ability of the Parent to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

5.5 Non-Contravention. The execution and delivery by Parent of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by Parent of the transactions contemplated hereby and thereby, and compliance by Parent with any of the provisions hereof and thereof, will not, (a) conflict with or violate in any material respect any provision of Parent’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to Parent or any of its properties or assets or (c) (i) violate, conflict with or result in a material breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Parent under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Parent under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify in any material respect any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which Parent is a party or Parent or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

5.6 No Litigation. There is no Action pending, and Parent has not received written notice of an intention to commence any Action, nor is any Order is outstanding, against or involving Parent, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of Parent to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which Parent is or is required to be a party.

5.7 Investment Representations. Parent: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring the Consideration Shares for itself for investment purposes only, and not with a view towards any resale or distribution of the Consideration Shares; (c) has been advised and understands that the Consideration Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (ii) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless the Consideration Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available and (iii) are subject to additional restrictions on transfer pursuant to the Lock-Up Agreement; (d) is aware that an investment in the Company is a speculative investment and is subject to the risk of complete loss; and (e) acknowledges that except as set forth in the Registration Rights Agreement, the Company is under no obligation hereunder to register the Consideration Shares under the Securities Act. Parent does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Consideration Shares. By reason of Parent’s business or financial experience, or by reason of the business or financial experience of Parent’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), Parent is capable of evaluating the risks and merits of an investment in the Company and of protecting its interests in connection with its investment in the Company. Parent has carefully read and understands all materials provided by or on behalf of Malacca or the Target Companies or their respective Representatives to Parent or its Representatives and has consulted, as Parent has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment in the Company and its suitability for Parent. Parent acknowledges that the Consideration Shares are subject to dilution for events not under the control of Parent. Parent has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for Parent and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Malacca, the Target Companies or their respective Representatives. Parent acknowledges and agrees that, except as set forth in Article III (including the related portions of Malacca Disclosure Schedules) no representations or warranties have been made by Malacca, the Target Companies nor any of their respective Representatives, and that Parent has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in the Company or (ii) the profitability or value of the Consideration Shares in any manner whatsoever. Parent: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with Parent’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

5.8 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Malacca, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent.

5.9 Information Supplied. None of the information supplied or to be supplied by Parent expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including Nasdaq) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Malacca’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Parent expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of Malacca or its Affiliates.

5.10 Independent Investigation. Parent has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Malacca and the Target Companies and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Malacca and the Target Companies for such purpose. Parent acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Malacca set forth in this Agreement (including the related portions of Malacca Disclosure Schedules) and in any certificate delivered to Parent pursuant hereto; and (b) none of Malacca or any Target Company, nor any of their respective Representatives have made any representation or warranty as to Malacca, any Target Company or this Agreement or the transactions contemplated hereby, except as expressly set forth in this Agreement (including the related portions of Malacca Disclosure Schedules) or in any certificate delivered to Parent pursuant hereto.

5.11 EXCLUSIVITY OF REPRESENTATION AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO MALACCA OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V OR THE ANCILLARY DOCUMENTS, NONE OF THE PARENT, ANY PARENT NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE PARENT EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE PARENT THAT HAVE BEEN MADE AVAILABLE TO MALACCA OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE PARENT BY THE MANAGEMENT OF THE PARENT OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY MALACCA OR ANY MALACCA NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE V OR THE ANCILLARY DOCUMENTS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE PARENT ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE PARENT AND ANY PARENT NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY MALACCA OR ANY MALACCA NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article VI
COVENANTS

6.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 6.13, each of the Company and Merger Sub shall give, and shall cause its Representatives to give, Malacca and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies or Merger Sub as Malacca or its Representatives may reasonably request regarding the Target Companies or Merger Sub and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Representatives of the Company and Merger Sub to reasonably cooperate with Malacca and its Representatives in their investigation; provided, however, that Malacca and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies or Merger Sub.

(b) During the Interim Period, subject to Section 6.13, Malacca shall give, and shall cause its Representatives to give, the Company, Merger Sub and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Malacca or its Subsidiaries, as the Company, Merger Sub or their respective Representatives may reasonably request regarding Malacca, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of Malacca’s Representatives to reasonably cooperate with the Company and Merger Sub and their respective Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Malacca or any of its Subsidiaries.

(c) Any access or cooperation granted to Malacca and any of its Representatives, whether under this Section 6.1 or otherwise under this Agreement, will be under the supervision of a Target Company’s personnel or other designated Representatives of the Company and subject to any restrictions or limitations to any COVID-19 Measures.

6.2 Conduct of Business of the Company, Merger Sub and Parent.

(a) Unless Malacca shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 6.2, the Company and Merger Sub shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business, (ii) comply with all Laws applicable to the Target Companies and Merger Sub and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, commissioners, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets in the ordinary course of business.

(b) Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 6.2, during the Interim Period, without the prior written consent of Malacca (such consent not to be unreasonably withheld, conditioned or delayed), neither the Company nor Merger Sub shall, and each shall cause the Target Companies to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than (x) advancement of expenses to employees in the ordinary course of business consistent with past practice, (y) ordinary course trade payables, or (z) between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $500,000 individually or $2,000,000 in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager, director, commissioner or employee, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the ordinary course of business;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other Company IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with IFRS and after consulting with such Party’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $500,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any material layoff or other material personnel reduction or change, at any of its facilities (in the context of the Company and its Subsidiaries taken as a whole);

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $500,000 (individually for any project (or set of related projects) or $2,000,000 in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Merger Sub or any other Target Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv) authorize or agree to do any of the foregoing actions.

(c) Without limiting Sections 6.2(a) and 6.2(b), during the Interim Period, without the prior written consent of Malacca, (i) the Company shall not issue any Company Securities, and (ii) Parent shall not sell, transfer or dispose of any Company Securities owned by Parent.

6.3 Conduct of Business of Malacca.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 6.3, Malacca shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Malacca and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, commissioners, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement (including as contemplated by any PIPE Investment) or as set forth on Schedule 6.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Malacca shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.3(b)(iv) shall not prevent Malacca from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions, including any PIPE Investment, up to aggregate additional Indebtedness during the Interim Period of $1,000,000);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP or IFRS, as applicable;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to Malacca;

(vii) terminate, waive or assign any material right under any Malacca Material Contract or enter into any Contract that would be a Malacca Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP or IFRS, as applicable, and after consulting Malacca’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Malacca or its Subsidiary) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in Malacca Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv)  make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi)  voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $200,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

(xvii)  sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii)  enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix)  take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)  authorize or agree to do any of the foregoing actions.

6.4  Annual and Interim Financial Statements.

(a)  During the Interim Period, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to Malacca an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from December 31, 2020 through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the CFO of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with IFRS, subject to year-end audit adjustments and excluding footnotes. During the Interim Period, the Company will also promptly deliver to Malacca copies of any audited financial statements of the Target Companies that a certified public accountant of any Target Company may issue.

(b)  The Company will use its best efforts to provide to Malacca the 2018 and 2019 Audited Company Financials and the 2019 Reviewed Company Financials as promptly as practicable after the date of this Agreement, but in any event within seven (7) Business Days after the date of this Agreement. The Company will use its best efforts to provide to Malacca the 2020 Audited Company Financials as promptly as practicable after the date of this Agreement, but in any event by May 31, 2021.

6.5  Malacca Public Filings. During the Interim Period, Malacca will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of Malacca Units, Malacca Class A Ordinary Shares and Malacca Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Company ADSs and the Company Public Warrants.

6.6  No Solicitation.

(a)  For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Merger Sub, Parent and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of any Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of any Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Malacca and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for Malacca.

(b)  During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and Malacca, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)  Each Party shall notify the others as promptly as practicable (and in any event within 72 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.7  No Trading. The Company, Merger Sub and Parent each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Malacca, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Merger Sub and Parent each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Malacca, communicate such information to any third party, take any other action with respect to Malacca in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.8  Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, commissioner, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.9  Efforts.

(a)  Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)  In furtherance and not in limitation of Section 6.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)  As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d)  Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to the Company, during the Interim Period, the Company, Parent and Merger Sub shall take all reasonable actions necessary to cause the Company to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing.

6.10  Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.11  The Registration Statement.

(a)  As promptly as practicable after the date hereof, the Company and Malacca shall prepare, with the reasonable assistance of Parent, and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Company ADSs (and the Company Ordinary Shares represented thereby) and the Company Warrants to be issued under this Agreement to the holders of Malacca Securities prior to the Effective Time, which Registration Statement will also contain a proxy statement of Malacca (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Malacca Shareholders for the matters to be acted upon at the Malacca Shareholder Meeting and providing the Public Shareholders an opportunity in accordance with the Malacca Memorandum and Articles and the IPO Prospectus to have their Malacca Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Malacca Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Malacca Shareholders to vote, at a general meeting of Malacca Shareholders to be called and held for such purpose (the “Malacca Shareholder Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Transactions (including to the extent required, the issuance of Malacca Securities in any PIPE Investment), by the holders of Malacca Ordinary Shares in accordance with the Malacca Memorandum and Articles, the Cayman Islands Companies Act and the rules and regulations of the SEC and Nasdaq (the “Business Combination Proposal”), (ii) the adoption and approval of the Merger, (iii) the adoption and approval of a new Equity Incentive Plan for the Company in form and substance reasonably agreed upon by the Company and Malacca (the “Equity Plan”), which will provide that the total awards under such Equity Plan will be a number of Company Ordinary Shares equal to ten percent (10%) of the aggregate number of Company Ordinary Shares issued and outstanding immediately after the Closing, (iv) the appointment, and designation of classes, of the members of the Post-Closing Company Board of Directors and Post-Closing Company Board of Commissioners, in each case in accordance with Section 6.15 hereof (the “Director Appointment Proposal”), (v) such other matters as the Company and Malacca shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (v), collectively, the “Malacca Shareholder Approval Matters”), and (vi) the adjournment of the Malacca Shareholder Meeting, if necessary or desirable in the reasonable determination of Malacca.

(b)  If on the date for which the Malacca Shareholder Meeting is scheduled, Malacca has not received proxies representing a sufficient number of shares to obtain the Malacca Required Shareholder Approval, whether or not a quorum is present, Malacca may make one or more successive postponements or adjournments of the Malacca Shareholder Meeting. In connection with the Registration Statement and the Proxy Statement, the Company and Malacca will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Malacca Memorandum and Articles, the Cayman Islands Companies Act and the rules and regulations of the SEC and Nasdaq. Malacca and the Company shall cooperate and provide the other Party (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Malacca with such information concerning the Target Companies and their equity holders, officers, directors, commissioners, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(c)  Malacca and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Malacca Shareholder Meeting and the Redemption. Each of Malacca, the Company and Parent shall, and shall cause each of its Subsidiaries to, make their respective directors, commissioners, officers and employees, upon reasonable advance notice, available to the Company and Malacca and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Malacca and the Company shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Malacca’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Malacca Memorandum and Articles.

(d)  Malacca and the Company, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Malacca and the Company shall provide Parent with copies of any written comments, and shall inform Parent of any material oral comments, that Malacca, the Company or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Malacca Shareholder Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(e)  As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Malacca and the Company shall distribute the Registration Statement to Malacca’s shareholders and, pursuant thereto, shall call the Malacca Shareholder Meeting in accordance with the Malacca Memorandum and Articles and the Cayman Islands Companies Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(f)  Malacca and the Company shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the Malacca Memorandum and Articles and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Malacca Shareholder Meeting and the Redemption.

6.12  Public Announcements.

(a)  The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Malacca and the Company, except as such release or announcement may be required by applicable Laws or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)  The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Malacca shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Company shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Malacca Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, commissioners, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

6.13  Confidential Information.

(a)  The Company, Merger Sub and Parent agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Malacca Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of Malacca Confidential Information without Malacca’s prior written consent; and (ii) in the event that the Company, Merger Sub, Parent or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Malacca Confidential Information, (A) provide Malacca to the extent legally permitted with prompt written notice of such requirement so that Malacca or an Affiliate thereof may seek, at Malacca’s cost, a protective Order or other remedy or waive compliance with this Section 6.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or Malacca waives compliance with this Section 6.13(a), furnish only that portion of such Malacca Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Malacca Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Merger Sub and Parent shall, and shall cause their respective Representatives to, promptly deliver to Malacca or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Malacca Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, Merger Sub, Parent and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Malacca Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b)  Malacca hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Malacca or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Malacca shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Malacca’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that Malacca and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Malacca and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

6.14  Documents and Information. After the Closing Date, Malacca and the Company shall, and shall cause their respective Subsidiaries (including the Target Companies) to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of Malacca and the Target Companies in existence on the Closing Date and make the same available for inspection and copying by the Malacca Representative during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Company, Malacca or their respective Subsidiaries (including any Target Company) without first advising the Malacca Representative in writing and giving the Malacca Representative a reasonable opportunity to obtain possession thereof.

6.15  Post-Closing Board and Executive Officers.

(a)  The Parties shall take all necessary action, including causing the directors of the Company to resign, so that effective as of the Closing, the Company’s board of directors (the “Post-Closing Company Board of Directors”) and board of commissioners (the “Post-Closing Company Board of Commissioners”) will each consist of three (3) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint (i) to the Post-Closing Company Board of Directors the three (3) persons that are designated by Parent prior to the Closing, at least one (1) of whom shall be required to qualify as an independent director under Nasdaq rules, and (ii) to the Post-Closing Company Board of Commissioners the three (3) persons that are designated by Parent prior to the Closing.

(b)  The Parties shall take all action necessary so that the individuals serving as the president director (chief executive officer) and director responsible for finance matters (chief financial officer), respectively, of the Company immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, the shareholders of the Company desire to appoint another qualified person to either such role, in which case, such other person appointed by the shareholders of the Company at a general meeting of shareholders shall serve in such role).

6.16  Indemnification of Directors and Officers; Tail Insurance.

(a)  The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Malacca and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Malacca (the “D&O Indemnified Persons”) as provided in the Malacca Memorandum and Articles or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Malacca, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Company shall cause the Malacca Memorandum and Articles to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Malacca Memorandum and Articles to the extent permitted by applicable Law. The provisions of this Section 6.16 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)  For the benefit of Malacca’s directors and officers, Malacca shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Malacca’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Company and Malacca shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Company and Malacca shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

6.17  Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Malacca from any PIPE Investment shall first be used to pay (i) Malacca’s accrued Expenses, including Malacca’s deferred Expenses of the IPO and (ii) any loans owed by Malacca to Sponsor for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of Malacca. Such amounts, as well as any Expenses that are required or permitted to be paid by delivery of Company Securities, will be paid at the Closing. Any remaining cash will be distributed to a Target Company and used for working capital and general corporate purposes.

6.18  PIPE Investment. Without limiting anything to the contrary contained herein, during the Interim Period, Malacca may, but shall not be required to, enter into and consummate subscription agreements with investors relating to a private equity investment in Malacca to purchase shares of Malacca in connection with a private placement, and/or enter into backstop arrangements with potential investors, in either case on terms mutually agreeable to the Company and Malacca, acting reasonably (a “PIPE Investment”), and, if Malacca elects to seek a PIPE Investment, Malacca and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Malacca).

6.19  Additional Company and Parent Post-Closing Undertakings. Without limiting any other obligations of Parent or the Company under this Agreement or any Ancillary Document, following the Closing, each of Parent and the Company undertakes to take, perform and observe, and cause their respective Subsidiaries to take, perform and observe the following matters:

(a)  Kabel will adjust its business identification number (Nomor Induk Berusaha/NIB) following the migration of its Online Single Submission (“OSS”) account to the new version 1.1 of the OSS system and has been updated to accommodate Klasifikasi Baku Lapangan Usaha Indonesia (KBLI) 2020 (“KBLI 2020”);

(b)  OTT will obtain an information security certificate under the electronic system operators (ESO) Registration no later than November 11, 2021;

(c)  OTT will adjust its line of business to KBLI 2020 once KBLI 2020 has been implemented to the OSS system; and

(d)  Promptly, but no later than two (2) Business Days, after the Closing Date, the Parent shall announce the disclosure in respect of the Transaction (including the summary of fairness opinion issued by an independent appraisal registered with the Financial Services Authority (“OJK”)) in accordance with the material transaction requirements set out under Rule of OJK No. 17/POJK.04/2020 on Material Transactions and Change of Main Business Activities (within the meaning of the aforementioned OJK rules).

6.20  Reorganization. Parent and the Company will complete the Reorganization as promptly as practicable after the date of this Agreement, but in any event within thirty (30) days hereafter. Notwithstanding anything to the contrary contained in this Agreement, prior to the consummation of the Reorganization, (a) any references in this Agreement to the Target Companies or Subsidiaries of the Company will include those entities that will be Subsidiaries of the Company after the Reorganization, even if such entities are not Subsidiaries of the Company at the applicable time, and (b) Parent will procure that the Company will comply with all of its obligations under this Agreement and any applicable Ancillary Documents, and Parent will be responsible to Malacca for any breach or violation by the Company of its representations, warranties, covenants or agreements under this Agreement or any applicable Ancillary Documents.

Article VII
SURVIVAL AND INDEMNIFICATION

7.1  Survival.

(a)  All representations and warranties of the Company and Parent contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until and including the twelve (12) month anniversary of the Closing Date (the “Expiration Date”); except that Fraud Claims relating to a Target Company or Parent shall survive through and until and including the twenty-four (24) month anniversary of the Closing Date. If written notice of a claim for breach of any representation or warranty has been given before the applicable date when such representation or warranty no longer survives in accordance with this Section 7.1(a), then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. Claims with respect to the covenants, obligations and agreements of the Company and Parent contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished by the Company or Parent pursuant to this Agreement), which are required to be performed prior to the Closing shall survive the Closing and continue through and until and including the Expiration Date. All covenants, obligations and agreements of the Company and Parent contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished by the Company or Parent pursuant to this Agreement), which are intended to be performed after the Closing, including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms.

(b)  The representations and warranties of Malacca contained in this Agreement or in any certificate or instrument delivered by or on behalf of Malacca or the Malacca Representative pursuant to this Agreement shall not survive the Closing, and from and after the Closing, Malacca, the Malacca Representative and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against Malacca, the Malacca Representative or their respective Representatives with respect thereto. The covenants and agreements made by Malacca and/or the Malacca Representative in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

7.2  Indemnification by Parent. Subject to the terms and conditions of this Article VII, from and after the Closing, Parent and its successors and assigns (each, with respect to any claim made pursuant to this Section 7.2, an “Indemnitor”) will indemnify, defend and hold harmless Malacca, the Company and the Malacca Representative and their respective successors and permitted assigns, in their capacity as such (each, with respect to any claim made pursuant to this Section 7.2, an “Indemnitee”) from and against any and all losses, Actions, Orders, Liabilities, damages (excluding Excluded Damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses) (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnitee to the extent arising in whole or in part out of or resulting from (whether or not involving a Third Party Claim): (a) the breach of any representation or warranty made by the Company or Parent set forth in this Agreement or in any certificate delivered by the Company or Parent pursuant to this Agreement; or (b) the breach of any covenant or agreement on the part of the Company, Parent or, with respect to covenants or agreements to be performed after the Closing, Malacca, set forth in this Agreement or in any certificate delivered by the Company or Parent pursuant to this Agreement.

7.3  Limitations and General Indemnification Provisions.

(a)  No Indemnitee will be entitled to receive any indemnification payments under clause (a) of Section 7.2 unless the underlying Loss is established by a valid, final, non-appealable (i) judgment of a competent court, in the case of a Third Party Claim, or (ii) arbitral award resolving a dispute pursuant to Section 11.4.

(b)  Notwithstanding anything to the contrary contained in this Agreement, no Indemnitee shall be entitled to be indemnified, defended, held harmless or reimbursed pursuant to this Article VII in respect of any Excluded Damages.

(c)  For the avoidance of doubt, in the event that an Indemnitor cures or mitigates any Losses during the Resolution Period with respect to any Dispute, the amount of the Loss subject to the Dispute shall be reduced to the outstanding amount of Losses after giving effect to such cure or mitigation.

(d)  Except as otherwise expressly provided in this Article VII, the Indemnitees will not be entitled to receive any indemnification payments under clause (a) of Section 7.2 unless and until the aggregate amount of Losses incurred by the Indemnitees for which they are otherwise entitled to indemnification under this Article VII exceeds an amount equal to Three Million Nine Hundred Seventy-Five Thousand U.S. Dollars ($3,975,000) (the “Basket”), in which case the Indemnitors shall be obligated to the Indemnitees for the amount of all Losses of the Indemnitees from the first dollar of Losses of the Indemnitees required to reach the Basket; provided, however, that the Basket shall not apply to Non-Basket Indemnity Claims.

(e)  The maximum aggregate amount of indemnification payments to which the Indemnitors will be obligated to pay in the aggregate (excluding Fraud Claims), together with any negative Adjustment Amount under Section 1.10, shall not exceed the Cap, and in the case of Fraud Claims, shall not exceed an amount equal to twenty-five percent (25%) of the Consideration Amount actually paid (based on the Redemption Price).

(f)  Notwithstanding anything to the contrary contained herein, no Indemnitor will have any indemnification obligations under Section 7.2 for any Loss to the extent that the amount of such Loss is included in the calculation of Net Working Capital, Closing Net Debt or Excess Company Transaction Expenses and resulted in a change to the Adjustment Amount determined in accordance with Section 1.10.

(g)  Solely for purposes of determining the amount of Losses under this Article VII (and, for the avoidance of doubt, not for purposes of determining whether there has been a breach giving rise to the indemnification claim), all of the representations, warranties and covenants set forth in this Agreement (including the disclosure schedules hereto) or any Ancillary Document that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification.

(h)  No investigation or knowledge by Malacca, the Company, the Malacca Representative, any other Indemnitee or any of their respective Representatives of a breach of a representation, warranty, covenant or agreement of the Company or Parent shall affect the representations, warranties, covenants and agreements of the Company or Parent or the recourse available to Malacca, the Company, the Malacca Representative or any other Indemnitee or under any provision of this Agreement, including this Article VII, with respect thereto.

(i)  The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds (or otherwise pursuant to any claim, recovery, settlement or payment by or against any other Person) paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses. The Indemnitee shall (and shall procure that any relevant Affiliate shall), use its commercially reasonable efforts to recover any such insurance or other proceeds from third parties to the same extent such Indemnitee or Affiliate would recover such proceeds if such Losses were not subject to indemnification hereunder. In the event that, after such commercially reasonable efforts to recover, the Indemnitee or its Affiliate still has any rights against a third party with respect to any occurrence, claim or Loss that results in a payment by an Indemnitor under this Article VII, the Indemnitors shall be subrogated to such rights to the extent of such payment; provided, that until the Indemnitee or relevant Affiliate recovers full payment of the Loss associated with such payment, any and all claims of the Indemnitors against any such third party on account of said indemnity payment are hereby expressly made subordinate and subject in right of payment to the Indemnitee or relevant Affiliate’s rights against such third party. Each Indemnitee (or relevant Affiliate, as an Indemnitee shall procure) and Indemnitor shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(j)  If an Indemnitee recovers an amount from a third party in respect of a Loss after all or a portion of such Loss has been paid by the Indemnitor, the Indemnitee shall promptly remit to the Indemnitor the excess (if any) of (i) the amount paid by the Indemnitor in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of the Loss indemnifiable pursuant to this Agreement.

(k)  The Indemnitees, collectively, shall not be entitled to recover more than once in respect of the same Loss, notwithstanding that such Loss may result from more than one of the occurrences specified in Section 7.2.

(l)  Notwithstanding anything herein to the contrary, no Indemnitor shall be liable for any Losses arising out of the breach of any of the representations and warranties in Section 4.15 (or otherwise relating to any Tax or Tax Return) relating to any Tax period or part of a Tax period starting on or after the Closing.

(m)  No Indemnitor shall be liable pursuant to this Agreement if and to the extent a claim for indemnification relating to any period prior to the date of this Agreement is attributable to, or the amount which would be paid pursuant to such claim is increased as a result of, any: (i) Law not in force at the date of this Agreement; and (ii) change of Law (or any change in interpretation thereof, including on the basis of judicial or administrative interpretation, policy or practice) after the date of this Agreement.

(n)  To the extent required by applicable Law, each Indemnitee shall take commercially reasonable actions to mitigate any indemnifiable Loss, and if an Indemnitee fails to do so, such Indemnitee shall not be entitled to be indemnified, defended, held harmless, reimbursed or otherwise paid for any portion of such Loss that reasonably could have been avoided had such Indemnitee so complied.

(o)  If any claim for indemnification is based upon a liability which is contingent only, the Indemnitors shall not be liable to pay unless and until such contingent liability gives rise to a certain obligation of making payment or otherwise; provided, that the amounts for such contingent liability shall still be due if after the Expiration Date.

7.4  Indemnification Procedures.

(a)  The Malacca Representative shall have the sole right to act on behalf of the Indemnitees with respect to any indemnification claims made pursuant to this Article VII, including bringing and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnitees.

(b)  In order to make a claim for indemnification hereunder, the Malacca Representative on behalf of an Indemnitee must provide written notice (a “Claim Notice”) of such claim to the Indemnitor, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known, (ii) the amount of Losses suffered by the Indemnitee in connection with the claim to the extent known or reasonably estimable (provided, that the Malacca Representative may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Indemnitor) and (iii) a description of any other remedy sought in connection therewith (subject to the limitations in this Agreement), any relevant known material time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto. The Malacca Representative shall reasonably cooperate with and provide to the Indemnitor such information under the Indemnitee’s control as the Indemnitor may reasonably request for the purposes of determining the validity of the allegations made in the Claim Notice and shall keep the Indemnitor reasonably and promptly informed of factual and procedural developments (including additional information which may come under the Indemnitee’s control) in connection therewith.

(c)  In the case of any claim for indemnification under this Article VII arising from a claim of a third party (including any Governmental Authority) (a “Third Party Claim”), the Malacca Representative must give a Claim Notice with respect to such Third Party Claim to the Indemnitor promptly (but in no event later than thirty (30) days) after the Indemnitee’s receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Indemnitor of its indemnification obligations except to the extent that the defense of such Third Party Claim is materially and irrevocably prejudiced by the failure to give such notice. The Indemnitor will have the right to defend and to direct the defense against any such Third Party Claim in its name and at its expense, and with counsel selected by the Indemnitor unless (i) the Indemnitor fails to acknowledge fully to the Malacca Representative the obligations of the Indemnitor to the Indemnitee within twenty (20) days after receiving notice of such Third Party Claim or contests, in whole or in part, its indemnification obligations therefor or (ii) at any time while such Third Party Claim is pending, (A) there is a conflict of interest between the Indemnitor and the Malacca Representative on behalf of the Indemnitee in the conduct of such defense, (B) the applicable third party alleges a Fraud Claim, (C) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnitee or (D) the amount of the Third Party Claim exceeds or is reasonably expected to exceed the Cap (after deducting any amounts for pending but unresolved indemnification claims and resolved but unpaid indemnification claims and any amounts claimed by the Malacca Representative for a negative Adjustment Amount under Section 1.10). If the Indemnitor elects, and is entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify the Malacca Representative of its intent to do so, and the Malacca Representative and the Indemnitee will, at the request and expense of the Indemnitor, cooperate in the defense of such Third Party Claim. If the Indemnitor elects not to, or at any time is not entitled under this Section 7.4 to, compromise or defend such Third Party Claim, fails to notify the Malacca Representative of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Malacca Representative on behalf of the Indemnitee may pay, compromise or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnitee or the Malacca Representative without the prior written consent of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnitee will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable Order, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnitee or where any delay in payment would cause the Indemnitee material economic loss. The Indemnitor’s right to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, that no such compromise or settlement will obligate the Indemnitee to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnitee other than the execution of a release for such Third Party Claim and/or agreeing to be subject to customary confidentiality obligations in connection therewith, except with the prior written consent of the Malacca Representative on behalf of the Indemnitee (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Indemnitor’s right to compromise or settle in accordance with the immediately preceding sentence, the Indemnitor may not settle or compromise any Third Party Claim over the objection of the Malacca Representative on behalf of the Indemnitee; provided, however, that consent by the Malacca Representative on behalf of the Indemnitee to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Malacca Representative on behalf of the Indemnitee will have, at the Company’s expense, the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnitor’s right to direct the defense.

(d)  With respect to any direct indemnification claim that is not a Third Party Claim, the Indemnitor will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Indemnitor does not respond within such thirty (30) days, the Indemnitor will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice subject to the limitations on indemnification set forth in this Article VII and will have no further right to contest the validity of such Claim Notice. If the Indemnitor responds within such thirty (30) days after the receipt of the Claim Notice and rejects such claim in whole or in part, the Malacca Representative on behalf of the Indemnitee will be free to pursue such remedies as may be available under this Agreement (subject to Section 11.4), any Ancillary Documents or applicable Law.

(e)  The Indemnitees and Indemnitors shall reasonably cooperate in order to help ensure the adequate investigation and defense of all Third Party Claims, including by providing reasonable access to each other’s relevant business records, documents and employees, for purposes of investigation, document production, testimony and otherwise. The Indemnitees and Indemnitors shall keep each other reasonably and promptly informed with respect to the status of all Third Party Claims and shall deliver to each other copies of all material written notices and documents (including court papers) received by the other that relate to any Third Party Claims. The Person controlling the defense of a Third Party Claim shall in good faith allow the relevant Indemnitee or Indemnitor, as the case may be, to make comments to the materials filed or submitted in such defense, and shall consider such comments in good faith.

7.5  Indemnification Payments. Any indemnification claims against the Indemnitors shall first be applied to any Company Ordinary Shares owned by the Indemnitors, and then against any cash or other property owned by the Indemnitors. Any indemnification obligation of an Indemnitor under this Article VII will be paid within five (5) Business Days after the determination of such obligation in accordance with Section 7.4. Notwithstanding anything to the contrary contained herein, any indemnification payments will be made to the Company or its successors. With respect to any indemnification payment, the value of each Company Ordinary Share for purposes of determining the indemnification payment shall be the Company Share Price on the date that the indemnification claim is finally determined in accordance with this Article VII. The Company will hold as treasury shares and not reissue/resell, and will as promptly as reasonably practicable thereafter (but in any event prior to the end of the statutory period) cancel, any Company Ordinary Shares delivered to it by Parent hereunder. Without limiting any of the foregoing or any other rights of the Indemnitees under this Agreement or any Ancillary Document or at law or equity, in the event that an Indemnitor fails or refuses to promptly indemnify an Indemnitee as provided herein or otherwise fails or refuses to make any payments required under any Ancillary Document, in either case, where it is established that such Indemnitor is obligated to provide such indemnification or to make such payment, the applicable Indemnitee shall, in its sole discretion, be entitled to claim a portion of the Company Ordinary Shares then owned by such Indemnitor up to an amount equal in value (based on the then current Company Share Price) to the amount owed by such Indemnitor. In the event that such Indemnitor fails to promptly transfer any such Company Ordinary Shares pursuant to this Section 7.5, the Malacca Representative on behalf of the Company shall be and hereby is authorized as the attorney-in-fact for such Indemnitor to transfer such Company Ordinary Shares to the proper recipient thereof as required by this Section 7.5, and may transfer such Company Ordinary Shares and cancel the certificates for such shares on the books and records of the Company and issue new share certificates to such transferee and may instruct its agents to do the same.

7.6  Exclusive Remedy. From and after the Closing, except with respect to claims seeking injunctions, specific performance or other equitable relief (including pursuant to Section 11.7), or claims under the terms of the Ancillary Documents, indemnification against Parent pursuant to this Article VII shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof, and shall supersede all other rights and remedies available at law or in equity (including any right of rescission or claims of common law fraud or tort). Accordingly, effective as of the Closing, each Party hereby irrevocably waives and discharges, and releases each other Party, to the fullest extent permitted under applicable Law, from, all other claims, causes of action and Actions relating thereto. In addition, this Agreement may only be enforced against, and any Action, right or remedy that may be based upon, arise out of or relate to this Agreement, any Ancillary Agreement or the Transactions, or the negotiation, execution or performance of this Agreement, may only be made against the Persons that are expressly identified as Parties in their capacities as parties to this Agreement, and, no Party shall at any time assert against a Nonparty, any claim, cause of action, right or remedy, or any Action, relating to this Agreement, any Ancillary Agreement, the Transactions or any document or instrument delivered in connection herewith or therewith, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a Party or another person or otherwise. Each Party hereby waives and discharges any such claim, cause of action, right, remedy and Action, and releases (and agrees to execute and deliver any instrument necessary to effectuate the release of) each Nonparty therefrom. The provisions of this Section 7.6 are for the benefit of and shall be enforceable by each Nonparty, which is an intended third-party beneficiary of this Section 7.6 and Section 6.10 (Further Assurances) in connection herewith.

Article VIII
CLOSING CONDITIONS

8.1  Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and Malacca of the following conditions:

(a)  Malacca Required Shareholder Approval. The Malacca Shareholder Approval Matters that are submitted to the vote of the Malacca Shareholders at the Malacca Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the Malacca Shareholders at the Malacca Shareholder Meeting in accordance with the Malacca Memorandum and Articles, applicable Law and the Proxy Statement (the “Malacca Required Shareholder Approval”).

(b)  Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c)  Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 8.1(c) shall have been obtained or made.

(d)  Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 8.1(d) shall have each been obtained or made.

(e)  No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f)  Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption and any PIPE Investment, Malacca shall have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of at least $5,000,001.

(g)  Appointment to the Board. The members of the Post-Closing Company Board of Commissioners and Post-Closing Company Board of Directors shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.15.

(h)  Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

8.2  Conditions to Obligations of the Company, Merger Sub and Parent. In addition to the conditions specified in Section 8.1, the obligations of the Company, Merger Sub and Parent to consummate the Transactions are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)  Representations and Warranties. All of the representations and warranties of Malacca set forth (i) in Section 3.5 shall be true and correct in all material respects as of the Closing Date, except with respect to such representations which speak as to an earlier date, which representations shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement, and (ii) the remainder of this Agreement (other than Section 3.5) or in any certificate delivered by or on behalf of Malacca pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties (other than Section 3.5) shall have been accurate as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Malacca.

(b)  Agreements and Covenants. Malacca shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)  No Material Adverse Effect. Since the date of this Agreement, there shall not have been any change, effect, event, circumstance, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Malacca which is continuing and uncured.

(d)  Indonesia Restrictions. No Indonesia Public Company Event takes place as a result of giving effect to the provisions of Section 1.7.

(e)  Closing Deliveries.

(i)  Officer Certificate. Malacca shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Malacca in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c) with respect to Malacca.

(ii)  Secretary Certificate. Malacca shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) a copy of the Malacca Memorandum and Articles as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of Malacca’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Malacca Required Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Malacca is or is required to be a party or otherwise bound.

(iii)  Good Standing. Malacca shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for Malacca certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Malacca’s jurisdiction of organization and from each other jurisdiction in which Malacca is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)  Lock-Up Agreement. The Company shall have received a copy of the Lock-Up Agreement, by and among Parent, the Company and the Malacca Representative, in substantially the form attached as Exhibit A hereto (the “Lock-Up Agreement”), duly executed by the Malacca Representative.

(v)  Non-Competition Agreement. The Company shall have received a copy of the Non-Competition and Non-Solicitation Agreement, by Parent in favor of Company and Malacca, in substantially the form attached as Exhibit B hereto (the “Non-Competition Agreement”), duly executed by Malacca.

(vi)  Registration Rights Agreement. The Company shall have received a copy of the Registration Rights Agreement, by and among the Company, the Malacca Representative and Parent, in substantially the form attached as Exhibit C hereto (the “Registration Rights Agreement”), duly executed by the Malacca Representative.

(vii)  Amendment to Founder Registration Rights Agreement. The Company shall have received a copy of an amendment to the Registration Rights Agreement, dated as of July 14, 2020, by and between Malacca and the Sponsor, in substantially the form attached as Exhibit D (the “Founder Registration Rights Agreement Amendment”), duly executed by Malacca and the Sponsor.

(viii)  Warrant Agreement Amendment. The Company shall have received an amendment to the Warrant Agreement in form and substance reasonably acceptable to Malacca and the Company, which amendment will (A) provide that the Company will assume all obligations of Malacca under the Warrant Agreement and have the terms of the Warrant Agreement apply to the replacement Company Warrants to be issued by the Company at the Closing, (B) include mechanics to address the exercise of the Company Warrants for Company ADSs rather than Company Ordinary Shares, (C) include mechanics to address under Indonesian law the cashless exercise rights of the Company Private Warrants, and (D) if the Company becomes a public company in Indonesia after the Closing, make such adjustments to the Company Warrants to protect the rights that the holders thereof had prior to the Company becoming public (the “Warrant Agreement Amendment”), duly executed by Malacca and the Warrant Agent.

8.3  Conditions to Obligations of Malacca. In addition to the conditions specified in Section 8.1, the obligations of Malacca to consummate the Transactions are subject to the satisfaction or written waiver (by Malacca) of the following conditions:

(a)  Representations and Warranties. All of the representations and warranties of (i) the Company and Merger Sub set forth in Section 4.3 and Parent set forth in Section 5.3 shall be true and correct in all material respects as of the Closing Date, except with respect to such representations which speak as to an earlier date, which representations shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement, and (ii) the Company, Merger Sub and Parent set forth in the remainder of this Agreement (other than Sections 4.3 and 5.3) or in any certificate delivered by or on behalf of the Company, Merger Sub or Parent pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties (other than Sections 4.3 and 5.3) shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, any Target Company or Parent.

(b)  Agreements and Covenants. The Company, Merger Sub and Parent shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)  No Material Adverse Effect. Since the date of this Agreement, there shall not have been any change, effect, event, circumstance, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to any Target Company or Parent which is continuing and uncured.

(d)  Company Articles Amendment. At or prior to the Closing, the Company shall have amended and restated the articles of association of the Company in form and substance reasonably acceptable to Malacca and the Company and agreed on by the Company and Malacca prior to the effectiveness of the Registration Statement (the “Amended Company Charter”).

(e)  Company Shareholder Approval. The shareholders of the Company at a general meeting of shareholders shall have approved the transactions contemplated by this Agreement, including the issuance of a number of the Company Ordinary Shares underlying Company ADSs and delegation of authority to the Board of Commissioners of the Company to issue additional number of the Company Ordinary Shares underlying the exercised Company Warrants.

(f)  Completion of the Reorganization. The Company shall have completed the Reorganization as described in Schedule 8.3(f) in compliance with the applicable Laws in Indonesia and each relevant articles of association resulting in Holdco, Kabel and OTT and their respective Subsidiaries being 100% owned by the Company, directly or indirectly.

(g)  Regulatory Approval for the Transfer of Kabel to Holdco. Kabel shall have received the necessary approvals or obtained the necessary notification receipt from the Ministry of Communication of Informatics of the Republic of Indonesia pursuant to Article 5.2.3.1 of Internet Service Provider License No. 065/TEL.02.02/2020 dated 22 October 2020 and Article 4.1.3 of Local Packet Switched Fixed Network License No. 086/TEL.01.02/2019 dated 4 December 2019.

(h)  Appraisal Report. The Parent shall have obtained an appraisal report and a fairness opinion from an independent appraisal registered with OJK stating that the transactions contemplated by this Agreement as fair, as required under Rule of OJK No. 17/POJK.04/2020 on Material Transactions and Change of Main Business Activities (within the meaning of the aforementioned OJK rules).

(i)  Holdco's Articles Amendment. Holdco shall have amended its articles of association in form and substance reasonably acceptable to Malacca allowing Holdco to have foreign shareholders, directors and commissioners.

(j)  Closing Deliveries.

(i)  Evidence of Issuance of Consideration. Malacca shall have received the Indonesia Closing Deliverables in form and substance reasonably satisfactory to Malacca.

(ii)  Officer Certificate. Malacca shall have received a certificate from the Company, dated as the Closing Date, signed by a director of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c) with respect to the Target Companies.

(iii)  Parent Certificate. Malacca shall have received a certificate from Parent, dated as the Closing Date, signed by a director of Parent, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c) with respect to Parent.

(iv)  Company Secretary Certificate. The Company shall have delivered to Malacca a certificate from a director of the Company certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(v)  Parent Secretary Certificate. Parent shall have delivered to Malacca a certificate from a director of Parent certifying as to the validity and effectiveness of, and attaching, (A) the resolutions of its board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (B) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(vi)  Good Standing. The Company shall have delivered to Malacca good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(vii)  Employment Agreements. Malacca shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and Malacca, between each of the persons set forth on Schedule 8.3(j)(vii) hereto and the applicable Target Company, as noted in Schedule 8.3(j)(vii), each such employment agreement duly executed by the parties thereto.

(viii)  Lock-Up Agreement. Malacca shall have received a copy of the Lock-Up Agreement, duly executed by Parent and the Company.

(ix)  Non-Competition Agreement. Malacca shall have received a copy of the Non-Competition Agreement, duly executed by Parent and the Company.

(x)  Amendment to Founder Registration Rights Agreement. Malacca shall have received a copy of the Founder Registration Rights Agreement Amendment, duly executed by the Company.

(xi)  Registration Rights Agreement. Malacca shall have received a copy of the Registration Rights Agreement, duly executed by Parent and the Company.

(xii)  Warrant Agreement Amendment. Malacca shall have received the Warrant Agreement Amendment, duly executed by the Company and the Warrant Agent.

(xiii)  License Agreement. Malacca shall have received a copy of a License Agreement between Parent, as licensor, and the Company, as licensee, in form and substance reasonably acceptable to Malacca, the Company and Parent, which License Agreement will provide for the perpetual, royalty- free, worldwide license to the Target Companies of the use of “MNC” and “PT” names and other group marks of Parent and its Subsidiaries (the “License Agreement”).

(xiv)  Foreign Private Issuer Status. Malacca shall have received evidence reasonably satisfactory to Malacca that the Company qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

(xv)  Termination of Certain Contracts. Malacca shall have received evidence reasonably acceptable to Malacca that the Contracts set forth on Schedule 8.3(j)(xv) involving any of the Target Companies and/or Parent or other Related Persons shall have been terminated with no further obligation or Liability of the Target Companies thereunder.

8.4  Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article IX
TERMINATION AND EXPENSES

9.1  Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)  by mutual written consent of Malacca and the Company;

(b)  by written notice by Malacca or the Company if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by August 31, 2021 (the “Outside Date”); provided, that the Outside Date may be extended for up to an additional ninety (90) days by mutual written consent of the Parent and Malacca, in which case such later date shall be the Outside Date; provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)  by written notice by either Malacca or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)  by written notice by the Company to Malacca, if (i) there has been a breach by Malacca of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Malacca shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to Malacca by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time the Company, Merger Sub or Parent is in material uncured breach of this Agreement;

(e)  by written notice by Malacca to the Company, if (i) there has been a breach by the Company, Merger Sub or Parent of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Company by Malacca or (B) the Outside Date; provided, that Malacca shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time Malacca is in material uncured breach of this Agreement;

(f)  by written notice by Malacca to the Company, if there shall have been a Material Adverse Effect on any Target Company or Parent following the date of this Agreement which is uncured and continuing;

(g)  by written notice by the Company to Malacca, if there shall have been a Material Adverse Effect on Malacca following the date of this Agreement which is uncured and continuing;

(h)  by written notice by either Malacca or the Company to the other if the Malacca Shareholder Meeting is held (including any adjournment or postponement thereof) and has concluded, Malacca’s shareholders have duly voted, and the Malacca Required Shareholder Approval was not obtained;

(i)  by written notice by Malacca to the Company if the Reorganization is not completed within thirty (30) days after the date of this Agreement; provided that upon the consummation of the Reorganization, Malacca shall no longer be entitled to terminate this Agreement pursuant to this Section 9.1(i);

(j)  by written notice by either Malacca or the Company to the other if (i) the Company has not delivered the 2018 and 2019 Audited Company Financials and the 2019 Reviewed Company Financials within seven (7) Business Days after the date of this Agreement (provided, that upon the Company delivering the 2018 and 2019 Audited Company Financials and the 2019 Reviewed Company Financials to Malacca after the seven (7) Business Day anniversary of this Agreement, Malacca shall not be permitted thereafter to terminate under this clause (i) of this Section 9.1(j)) or (ii) if the 2018 and 2019 Audited Company Financials or the 2019 Reviewed Company Financials are materially different from the Unaudited Company Financials for the same time periods in an adverse manner, including any of the consolidated revenues, net income before taxes, or assets being more than five percent (5%) less than the amounts set forth in the Unaudited Company Financials or the consolidated liabilities being more than five percent (5%) greater than the amounts set forth in the Unaudited Company Financials; or

(k)  by written notice by Malacca to the Company if the Company has not delivered the 2020 Audited Company Financials to Malacca on or prior to May 31, 2021 (provided, that upon the Company delivering the 2020 Audited Company Financials to Malacca after May 31, 2021, Malacca shall not be permitted thereafter to terminate under this Section 9.1(k)).

9.2  Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.12, 6.13, 9.3, 10.1, Article XI and this Section 9.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 10.1). Without limiting the foregoing, and except as provided in Sections 9.3 and this Section 9.2 (but subject to Section 10.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.7), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

9.3  Fees and Expenses. Subject to Sections 1.10, 7.2, 10.1 and 11.14, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to Malacca, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination.

Article X
WAIVERS AND Releases

10.1  Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company, Merger Sub and Parent hereby represents and warrants that it has read the IPO Prospectus and understands that Malacca has established the Trust Account containing the proceeds of the IPO and the overallotment securities acquired by Malacca’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Malacca’s public shareholders (including overallotment shares acquired by Malacca’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Malacca may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Malacca Ordinary Shares (or Company Ordinary Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to the Malacca Memorandum and Articles to extend Malacca’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Malacca fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, subject to extension by amendment to the Malacca Memorandum and Articles, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, and (d) to Malacca after or concurrently with the consummation of a Business Combination. For and in consideration of Malacca entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Merger Sub and Parent hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Merger Sub or Parent nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Merger Sub and Parent on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Malacca or its Affiliates). The Company, Merger Sub and Parent each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Malacca and its Affiliates to induce Malacca to enter in this Agreement, and each of the Company, Merger Sub and Parent further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company, Merger Sub or Parent or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Malacca or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Malacca or its Representatives, each of the Company, Merger Sub and Parent hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, Merger Sub or Parent or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Malacca or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Malacca and its Representatives, as applicable, shall be entitled to recover from the Company, Merger Sub and Parent and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Malacca or its Representatives, as applicable, prevails in such Action. This Section 10.1 shall survive termination of this Agreement for any reason and continue indefinitely.

10.2  Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, Parent, on behalf of itself and its Affiliates that owns any share or other equity interest in or of Parent (the “Releasing Persons”), hereby releases and discharges the Target Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from a Target Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document or any of the other matters set forth on Schedule 10.2.

Article XI
MISCELLANEOUS

11.1  Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) two (2) Business Days after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Malacca at or prior to the Closing, to:

Malacca Straits Acquisition Company Limited
Unit 601-2
St. George’s Building
2 Ice House Street
Central, Hong Kong
Attn: Kenneth Ng, Chief Executive Officer
Telephone No.: +852 3752 3889
Email: kng@arkpacific.hk

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Stuart Neuhauser, Esq.
         Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: sneuhauser@egsllp.com
          mgray@egsllp.com

If to the Malacca Representative, to:

Malacca Straits Management Company Limited
Unit 601-2
St. George’s Building
2 Ice House Street
Central, Hong Kong
Attn: Kenneth Ng
Telephone No.: +852 3752 3889
Email: kng@arkpacific.hk

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Stuart Neuhauser, Esq.
Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: sneuhauser@egsllp.com
           mgray@egsllp.com

If to the Company or Merger Sub at or prior to the Closing, to:

PT Asia Vision Network
c/o PT MNC Vision Networks TBK
MNC Tower 27th Floor
MNC Center, J1, Kebon Sirih 17-19
Jakarta Pusat 10340, Indonesia
Attn: Ade Tjendra
Facsimile No.: +62 21 - 2305281, 3909207
Telephone No.: +62 21 - 3909211, 3900310
Email: ade.tjendra@mncgroup.com;
          abuzzal.abusaeri@mncgroup.com

with a copy (which will not constitute notice) to:

DLA Piper Singapore Pte. Ltd.
80 Raffles Place
UOB Plaza 1, #48-01
Singapore 048624
Attn: Joseph E. Bauerschmidt
Telephone No.: +65 6512 6066
Email: joe.bauerschmidt@dlapiper.com

If to Parent, to:

PT MNC Vision Networks TBK
MNC Tower 27th Floor
MNC Center, J1, Kebon Sirih 17-19
Jakarta Pusat 10340, Indonesia
Attn: Ade Tjendra
Facsimile No.: +62 21 - 2305281, 3909207
Telephone No.: +62 21 - 3909211, 3900310
Email: ade.tjendra@mncgroup.com;
          abuzzal.abusaeri@mncgroup.com

with a copy (which will not constitute notice) to:

DLA Piper Singapore Pte. Ltd.
80 Raffles Place
UOB Plaza 1, #48-01
Singapore 048624
Attn: Joseph E. Bauerschmidt
Telephone No.: +65 6512 6066
Email: joe.bauerschmidt@dlapiper.com

If to Malacca or the Company after the Closing, to:

PT Asia Vision Network
MNC Tower 27th Floor
MNC Center, J1, Kebon Sirih 17-19
Jakarta Pusat 10340, Indonesia
Attn: Ade Tjendra
Facsimile No.: +62 21 - 2305281, 3909207
Telephone No.: +62 21 - 3909211, 3900310
Email: ade.tjendra@mncgroup.com;
           abuzzal.abusaeri@mncgroup.com

with a copy (which will not constitute notice) to:

DLA Piper Singapore Pte. Ltd.
80 Raffles Place
UOB Plaza 1, #48-01
Singapore 048624
Attn: Joseph E. Bauerschmidt
Telephone No.: +65 6512 6066
Email: joe.bauerschmidt@dlapiper.com

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Stuart Neuhauser, Esq.
Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: sneuhauser@egsllp.com
           mgray@egsllp.com

11.2  Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Malacca, the Company and Parent (and after the Closing, the Malacca Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.3  Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 6.16 and of the Sponsor under Section 11.14, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

11.4  Arbitration.

(a)  Any dispute, controversy or claim (other than an application for enforcement of a resolution under this Section 11.4) arising out of or in connection with this Agreement or the transactions contemplated hereby, including any question regarding its existence, validity or termination (a “Dispute”), shall be governed by this Section 11.4.

(b)  A Party must, in the first instance, provide written notice of any Disputes to the other Parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The Parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within fifteen (15) Business Days of the notice of such Dispute being received by such other Parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute.

(c)  Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Section 11.4; provided that to the extent that the SIAC Rules and this Agreement are in conflict, the terms of this Agreement shall control. The seat of arbitration shall be in Singapore. Time is of the essence. The tribunal of arbitrators for the arbitration shall consist of three (3) arbitrators, who will be appointed in accordance with Rule 8 of the SIAC Rules. The language of the arbitration shall be English, and the arbitrators shall decide the dispute in accordance with the substantive law of the state of New York.

(d)  The parties to the Dispute shall use their best efforts to ensure that the arbitration shall be held within six (6) months of the date of the constitution of the arbitration tribunal and the parties agree that this six (6) month period shall only be extended in exceptional circumstances, which are to be determined by the arbitration tribunal in its absolute discretion. The arbitrators are authorized to assess costs against a party to the Dispute who has caused delay or who has failed to comply with any rules of the arbitration. Each of the parties hereby expressly waives any Indonesian legal requirements that would otherwise give right to appeal the arbitration award and agrees that in accordance with Article 60 of the Indonesian Arbitration Law, none of the parties shall have any right to appeal or challenge the arbitration award. Each of the parties hereby also agrees to waive the application of Article 73 paragraph (b) of the Indonesian Arbitration Law such that the mandate of the arbitrators in relation to this Agreement shall remain in effect until a final arbitration award is issued by the arbitrators.

(e)  If any Dispute raises issues which are substantially the same as or connected with issues raised in a dispute which has already been referred to arbitration under this Agreement or any Ancillary Document (an “Existing Dispute”), or arises out of substantially the same facts as are the subject of an Existing Dispute (in either case, a “Related Dispute”), the arbitral tribunal appointed or to be appointed in respect of any such Existing Dispute pursuant to this Section 11.4 shall also be appointed in respect of a Related Dispute pursuant to this paragraph. The arbitral tribunal, upon the request of one of the parties to a Dispute or a party to this Agreement or an Ancillary Document, which itself wished to be joined in any reference to arbitration proceedings in relation to a certain dispute, may join any party to this Agreement or an Ancillary Document, as applicable, to any reference to arbitration proceedings in relation to such Dispute and may make a single, final award determining all disputes between them. Each of the parties to this Agreement hereby consents to be joined to any reference to arbitration proceedings in relation to any Dispute at the request of a party to such Dispute. Where, pursuant to the above provisions, the same arbitral tribunal has been appointed in relation to two or more disputes, the arbitral tribunal may, with the agreement of all parties concerned or upon the application of one parties, being a party to each of the disputes, order that the whole or part of the matters at issue shall be consolidated and/or heard together upon such terms or conditions as the arbitral tribunal thinks fit.

(f)  By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect or other order in aid of arbitration proceedings or in relation to the enforcement of any interim or final arbitral award. The parties hereby waive any rights of application or appeal to any court or tribunal of competent jurisdiction (including without limitation the courts of Indonesia and the United States) to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made, except for actions relating to enforcement of the arbitration agreement or an arbitral award and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(g)  Any monetary award shall be made and promptly payable in United States dollars free of any tax, deduction or offset, and the arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The arbitral tribunal shall have the authority to award any remedy or relief proposed by the claimant(s) or respondent(s) pursuant to this Agreement, including without limitation, a declaratory judgment, specific performance of any obligation created under this Agreement or the issuance of an injunction. The arbitral award shall be final and binding upon the parties as from the date rendered, and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. The parties undertake to carry out the award without delay. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets, including in Indonesia. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of a competent court in any jurisdiction in which a party may have assets and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum. To the extent that a party may in respect of any court proceedings or Dispute be entitled to claim for itself or its assets immunity from jurisdiction, suit, execution, attachment (whether in aid of execution of a judgment, before judgment or award or otherwise) or other legal process, including in relation to the enforcement of any arbitration award, and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), such party irrevocably consents to the enforcement of any judgment or award, agree not to claim and irrevocably waives such immunity to the fullest extent permitted by the Laws of the jurisdiction.

11.5  Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.1. Nothing in this Section 11.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

11.6  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.

11.7  Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.8  Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.9  Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Malacca, the Company, the Malacca Representative and Parent.

11.10  Waiver. Each of Malacca, the Company and Parent of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Malacca Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing by the Company or Malacca shall also require the prior written consent of the Malacca Representative.

11.11  Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

11.12  Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular form, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; (k) the term “Dollars” or “$” means United States dollars; (l) the term “Rupiah” or “IDR” means Indonesian rupiah, the official currency of the Republic of Indonesia. If for calculation purposes certain amount in $ must be converted into IDR (or vice versa), the conversion will be done, for a particular day, using the last price reflected for the spot rate of exchange for that currency into IDR (or $ if the currency is in IDR and will be converted to $) at the close of Business Day immediately before such particular day relevant to that exchange rate, at the rate quoted by Bloomberg. Unless otherwise indicated or the context otherwise requires, the date or time for any specified event, notice or action under this Agreement shall be based on the applicable date or time in Jakarta, Indonesia. Any reference in this Agreement or any Ancillary Document to a Person’s (i) directors shall include any member of such Person’s governing body, (ii) officers shall include any Person filling a substantially similar position for such Person or (iii) shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Malacca or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Malacca and its Representatives and Malacca and its Representatives have been given access to the electronic folders containing such information.

11.13  Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.14  The Malacca Representative.

(a)  Each of the Company and Malacca, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints the Sponsor in the capacity as the Malacca Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) bringing, managing, controlling, defending and settling on behalf of an Indemnitee any indemnification claims by any of them under Article VII, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 7.4; (ii) making on behalf of such Person any determinations and taking all actions on their behalf relating to the determination of the Adjustment Amount under Section 1.10, and any disputes with respect thereto; (iii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Malacca Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Malacca Representative Documents”); (iv) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Malacca Representative Documents; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Malacca Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Malacca Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the Transactions, and any other out-of-pocket fees and expenses allocable or in any way relating to such Transactions or any post-Closing consideration adjustment or indemnification claims; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Malacca Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Malacca Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Company Securities from and after the Closing (other than Parent and its successors and assigns). All decisions and actions by the Malacca Representative, including any agreement between the Malacca Representative and the Company or any Indemnitor relating to the defense or settlement of any claims for which an Indemnitor may be required to indemnify an Indemnitee pursuant to Article VII, shall be binding upon Company and Malacca and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.14 are irrevocable and coupled with an interest. The Malacca Representative hereby accepts its appointment and authorization as the Malacca Representative under this Agreement.

(b)  The Malacca Representative shall not be liable for any act done or omitted under any Malacca Representative Document as the Malacca Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company shall indemnify, defend and hold harmless the Malacca Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Malacca Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Malacca Representative’s duties under any Malacca Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Malacca Representative. In no event shall the Malacca Representative in such capacity be liable under or in connection with any Malacca Representative Document for any indirect, punitive, special or consequential damages. The Malacca Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Malacca Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Malacca Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Company, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Malacca Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Malacca Representative under this Section 11.14 shall survive the Closing and continue indefinitely.

(c)  The Person serving as the Malacca Representative may resign upon ten (10) days’ prior written notice to the Company, Malacca and Parent, provided, that the Malacca Representative appoints in writing a replacement the Malacca Representative. Each successor Malacca Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Malacca Representative, and the term “Malacca Representative” as used herein shall be deemed to include any such successor Malacca Representatives.

11.15  Legal Representation. The Parties agree that, notwithstanding the fact that EGS and Hadiputranto, Hadinoto & Partners (“HHP”) may have, prior to Closing, jointly represented Malacca, the Malacca Representative and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Malacca, the Malacca Representative, the Sponsor and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, each of EGS and HHP will be permitted in the future, after Closing, to represent the Malacca Representative, the Sponsor or their respective Affiliates in connection with matters in which such Persons are adverse to the Company, Malacca or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Merger Sub and Parent, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s or HHP’s future representation of one or more of the Sponsor, the Malacca Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of the Company, Merger Sub, Malacca and/or Parent or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS or HHP of the Sponsor, the Malacca Representative, Malacca or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Malacca Representative shall be deemed the client of EGS and HHP with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Malacca Representative, shall be controlled by the Malacca Representative and shall not pass to or be claimed by the Company or Malacca; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company, Malacca or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

11.16  Language. This Agreement is entered into in the languages of English and Bahasa Indonesia. The Parties agree that (i) the English version of this Agreement shall be controlling for all purposes (including, for the avoidance of doubt, where there are inconsistencies between the English version and the Bahasa Indonesia version), (ii) the text of the Bahasa Indonesia version of this Agreement will in all cases be deemed to be amended to conform with the corresponding English text of this Agreement, and (iii) the Bahasa Indonesia version has been prepared solely for compliance with Indonesian Law No. 24 of 2009 regarding National Flag, Language, Coat of Arms, and Anthem (together with its implementing regulations, as amended, “Law 24”) and shall be for reference only among the Parties. The Bahasa Indonesia version of this Agreement shall not create any duplication of the rights or obligations of the Parties. The Parties agree and undertake that they will not (and will not allow or assist any other Person to) in any manner or forum, (x) challenge the validity of, or raise or file any objection to, the transaction or this Agreement on the basis of any failure to comply with Law 24, (y) defend its non-performance or breach of its obligations under this Agreement on the basis of any failure to comply with Law 24 and (z) allege that this Agreement is against public policy or otherwise does not constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms on the basis of any failure to comply with Law 24.

Article XII
DEFINITIONS

12.1  Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with IFRS as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Malacca prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Lock-Up Agreement, the Non-Competition Agreement, the Registration Rights Agreement, the License Agreement, the Founder Registration Rights Agreement Amendment, the Equity Plan, the Warrant Agreement Amendment and the Amended Company Charter, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Cayman Islands Companies Act” means the Cayman Islands Companies Act (As Revised).

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Target Companies on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Target Companies as of such time.

“Closing Net Debt” means, as of the Reference Time, (i) the aggregate amount of all Indebtedness of the Target Companies, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company ADS” means an American Depositary Share representing one (1) Company Ordinary Share.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Merger Sub or Parent or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Malacca or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement, or (ii) at the time of the disclosure by the Company, Merger Sub, Parent or their respective Representatives to Malacca or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Ordinary Shares” means the ordinary shares, par value IDR 1,000,000 per share, of the Company, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Company Private Warrant” means one whole warrant entitling the holder thereof to purchase one (1) Company ADS (or one (1) Company Ordinary Share if at the time of exercise the Company no longer uses the ADR Facility) at a purchase price of $11.50 per share.

“Company Public Warrant” means one whole warrant entitling the holder thereof to purchase one (1) Company ADS (or one (1) Company Ordinary Share if at the time of exercise the Company no longer uses the ADR Facility) at a purchase price of $11.50 per share.

“Company Securities” means the Company ADSs, Company Ordinary Shares and the Company Warrants, collectively.

“Company Share Price” means an amount equal to the VWAP of the Company ADSs over the twenty (20) Trading Days ending at the close of business on the principal securities exchange or securities market on which the Company ADSs are then traded immediately prior to the date of determination (provided, that if the date of determination within twenty (20) Trading Days after the Closing Date, the applicable period of Trading Days for the VWAP shall be the Trading Day starting immediately after the Closing Date and ending on the Trading Day immediately prior to the date of determination), as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing. If the Company Share Price is used under this Agreement to value Company Ordinary Shares in lieu of Company ADSs, the price or value of one Company Ordinary Share shall be deemed equal to the Company Share Price (based on Company ADSs and the number of Company Ordinary Shares represented by each Company ADS).

“Company Warrants” means Company Private Warrants and Company Public Warrants, collectively.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Excess Company Transaction Expenses” means the amount, if any, by which the unpaid Transaction Expenses as of the Closing exceed $2,000,000 (for the avoidance of doubt, the Excess Company Transaction Expenses may not be less than zero).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Damages” means, whether actual or prospective, any consequential, incidental, punitive, nominal, special or exemplary damages, loss of profit or loss of opportunity, loss of reputation, loss of goodwill, or any other indirect damages, in each case, that were not reasonably foreseeable as of the date of this Agreement, except in each case to the extent awarded to a third party in a Third Party Claim.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, regulatory body or other similar regulatory or dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or IFRS (a applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Independent Expert” means an independent (i.e., no prior material business relationship with any party for the prior two (2) years) internationally recognized accounting firm that is mutually acceptable to the Malacca Representative and Parent acting reasonably; provided, that if the Independent Expert does not accept its appointment or if the Malacca Representative and Parent cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either the Malacca Representative or Parent may require, by written notice to the other, that the Independent Expert be selected by the New York City Regional Office of the AAA in accordance with the procedures of the AAA. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Section 1.10.

“Indonesia Closing Deliverables” means, collectively, (A) circular shareholders in lieu of general meeting of shareholders of the Company approving the issuance of the Consideration Shares to the Depositary Bank (for and on behalf of the Company ADS holders), waiver of the pre-emptive rights of the existing shareholders of the Company and other matters to effect the Closing, (B) the resolutions from the Company’s board of directors approving the update of the shareholder register and issuance of a new collective shares certificate evidencing the issuance of the Consideration Shares, (C) the updated shareholder register and new collective share certificate evidencing the issuance of the Consideration Shares to the Depositary Bank and (D) the Minister of Law and Human Rights of the Republic of Indonesia's approval and acknowledgment receipt approving the capital increase of Company as a result of the issuance of the Consideration Shares.

“Indonesia Public Company Event” means any transfer or issuance of securities of the Company or other event that would cause the Company to have more than three hundred (300) shareholders or otherwise cause the Company to become a public company (Perseroan Terbuka) under Indonesian Law.

“Indonesian Company Law” means Law No. 40 of 2007 on Limited Liability Companies, as amended.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Malacca Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Malacca, dated as of July 14, 2020, and filed with the SEC on July 15, 2020 (File No. 333-239462).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Target Company, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Malacca Class A Ordinary Shares” means Class A ordinary shares, par value $0.0001 per share, of Malacca.

“Malacca Class B Ordinary Shares” means Class B ordinary shares, par value $0.0001 per share, of Malacca.

“Malacca Confidential Information” means all confidential or proprietary documents and information concerning Malacca or any of its Representatives; provided, however, that Malacca Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Merger Sub, Parent or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement, or (ii) at the time of the disclosure by Malacca or its Representatives to the Company, Merger Sub, Parent or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Malacca Confidential Information. For the avoidance of doubt, from and after the Closing, Malacca Confidential Information will include the confidential or proprietary information of the Target Companies.

“Malacca Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of Malacca, as amended and in effect under the Cayman Islands Companies Act; provided, that references herein to Malacca Memorandum and Articles for periods after the Effective Time includes the memorandum and articles of association of the Surviving Company.

“Malacca Ordinary Shares” means the Malacca Class A Ordinary Shares and Malacca Class B Ordinary Shares.

“Malacca Preference Shares” means preference shares, par value $0.0001 par value per share, of Malacca.

“Malacca Private Warrants” means the warrants issued in a private placement to the Sponsor by Malacca at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) Malacca Ordinary Share per warrant at a purchase price of $11.50 per share.

“Malacca Public Warrants” means one whole warrant from the one-half (½) warrants that were included in as part of each Malacca Unit, entitling the holder thereof to purchase one (1) Malacca Ordinary Share at a purchase price of $11.50 per share.

“Malacca Securities” means Malacca Units, Malacca Ordinary Shares, Malacca Preference Shares and Malacca Warrants, collectively.

“Malacca Shareholder” means a holder of Malacca Ordinary Shares.

“Malacca Shareholder Approvals” means: (a) with respect to the adoption and approval of the Merger, a Special Resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the Malacca Shareholders who attend and vote at the Malacca Meeting; (b) with respect to the adoption and approval of the Business Combination Proposal and the Equity Plan, an Ordinary Resolution under Cayman Islands law, being the affirmative vote of a majority of the Malacca Shareholders who attend and vote at the Malacca Meeting; and (c) with respect to the adoption and approval of the Director Appointment Proposal, an Ordinary Resolution of the holders of Malacca Class B Ordinary Shares under Cayman Islands law, being the affirmative vote of a majority of the holders of Malacca Class B Ordinary Shares who attend and vote at the Malacca Meeting; and (d) with respect to any other Proposals proposed to the Malacca Shareholders, the requisite approval required under the Malacca Memorandum and Articles, the Cayman Islands Companies Act or other applicable Law.

“Malacca Units” means the units issued in the IPO (including overallotment units acquired by Malacca’s underwriter) consisting of one (1) Malacca Ordinary Share and one-half (½) of a Malacca Public Warrant.

“Malacca Warrants” means Malacca Private Warrants and Malacca Public Warrants, collectively.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to Malacca, the consummation and effects of the Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Malacca, the amount of the Redemption or the failure to obtain the Malacca Required Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Malacca.

“Nasdaq” means the Nasdaq Capital Market.

“Net Working Capital” means, as of the Reference Time, (i) all current assets of the Target Companies (excluding, without duplication, Closing Company Cash), on a consolidated basis, minus (ii) all current liabilities of the Target Companies (excluding, without duplication, Indebtedness and unpaid Transaction Expenses), on a consolidated basis and as determined in accordance with the Accounting Principles; provided, that, for purposes of this definition, whether or not the following is consistent with the Accounting Principles, “current assets” will exclude any receivable from Parent.

“Non-Basket Indemnity Claims” means indemnification claims for (i) Fraud Claims against Parent or a Target Company or (ii) breaches of the any of representations or warranties contained in Sections 4.1 (Organization and Standing), 4.2 (Authorization; Binding Agreement), 4.3 (Capitalization), 4.4 (Subsidiaries), 4.28 (Finders and Brokers), 5.1 (Organization and Standing), 5.2 (Authorization; Binding Agreement), 5.3 (Ownership) or 5.8 (Finders and Brokers).

“Nonparty” means any Person (other than a Party) who is a director, commissioner, officer, employee, shareholder, general or limited partner, member, manager, agent or Affiliate or Representative of a Party.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Redemption Price” means an amount equal to price at which each Malacca Ordinary Share (or after the Merger, Company Ordinary Share) is redeemed or converted pursuant to the Redemption (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing).

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Malacca hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, Transaction Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, commissioners, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries, including Holdco, Kabel and OTT.

“Target Net Working Capital Amount” means an amount equal to $11,141,000.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which Company ADSs are actually traded on the principal securities exchange or securities market on which Company ADSs are then traded.

“Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants, translators and other consultants and advisors) retained by or on behalf of any Target Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (iii) any sales, use, real property transfer, stamp, share transfer or other similar transfer Taxes imposed on Malacca, Merger Sub or any Target Company in connection with the Merger or the other transactions contemplated by this Agreement.

“Trust Account” means the trust account established by Malacca with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of July 14, 2020, as it may be amended (including to accommodate the Merger), by and between Malacca and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. (or successor entity) If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as reasonably determined by reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any share dividend, share split, share combination, recapitalization or other similar transaction during such period.

“Warrant Agent” means Continental Stock Transfer & Trust Company, a New York corporation, in its capacity as warrant agent under the Warrant Agreement.

“Warrant Agreement” means the Warrant Agreement, dated as of July 14, 2020, as it may be amended, by and between Malacca and the Warrant Agent.

12.2  Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
2018 and 2019 Audited Company Financials	4.8(a)
2019 Reviewed Company Financials	4.8(a)
2020 Audited Company Financials	4.8(a)
Accounts Receivable	4.8(f)
Acquisition Proposal	6.6(a)
Adjustment Amount	1.10(d)
ADR	1.13(a)
ADR Facility	1.13(a)
Agreement	Preamble
Alternative Transaction	6.6(a)
Amended Company Charter	8.3(d)
Antitrust Laws	6.9(b)
Audited Company Financials	4.8(a)
Basket	7.3(a)
Business Combination	10.1
Business Combination Proposal	6.11(a)
CFO	1.10(a)
Claim Notice	7.4(b)
Closing	2.1
Closing Date	2.1
Closing Filing	6.12(b)
Closing Press Release	6.12(b)
Closing Statement	1.10(a)
Company	Preamble
Company ADS Agent	1.13(b)
Company ADS Agent Agreement	1.13(b)
Company ADS Agent Recipients	1.13(b)
Company Benefit Plan	4.20(a)
Company Disclosure Schedules	Article IV
Company Financials	4.8(a)
Company IP	4.14(d)
Company IP Licenses	4.14(a)
Company Material Contract	4.13(a)
Company Permits	4.11
Company Personal Property Leases	4.17
Company Real Property Leases	4.16
Company Registered IP	4.14(a)
Consideration Amount	1.8
Consideration Shares	1.8
D&O Indemnified Person	6.16(a)
D&O Tail Insurance	6.16(b)
Depositary Bank	1.13(a)
Director Election Proposal	6.11(a)
Dispute	11.4
Effective Time	1.2
EGS	2.1
Enforceability Exceptions	3.2
Environmental Permit	4.21(a)
Equity Plan	6.11(a)
Estimated Closing Statement	1.9
Exercising Warrantholders	1.13(c)
Existing Dispute	11.4(e)
Expenses	9.3
Expiration Date	7.1(a)
Federal Securities Laws	6.7
Founder Registration Rights Agreement Amendment	8.2(e)(vii)
HHP	11.15
Holdco	Recitals
Indemnitee	7.2
Indemnitor	7.2
Independent Expert Notice Date	1.10(b)
Interim Period	6.1(a)
Kabel Re	Recitals
KBLI 2020	6.19(a)

Term	Section
Law 24	11.16
License Agreement	8.3(j)(xii)
Lock-Up Agreement	8.2(e)(iv)
Loss	7.2
Malacca	Preamble
Malacca Disclosure Schedules	Article III
Malacca Financials	3.6(g)
Malacca Material Contract	3.13(a)
Malacca Representative	Preamble
Malacca Representative Documents	11.14(a)
Malacca Required Shareholder Approval	8.1(a)
Malacca Shareholder Approval Matters	6.11(a)
Malacca Shareholder Meeting	6.11(a)
Merger Sub	Preamble
Merger	Recitals
Non-Competition Agreement	8.2(e)(v)
Objection Statement	1.10(b)
OFAC	3.17(c)
Off-the-Shelf Software	4.14(a)
OJK	6.19(d)
OSS	6.19(a)
OTT Re	Recitals
Outbound IP License	4.14(c)
Outside Date	9.1(b)
Parent	Preamble
Party(ies)	Preamble
PIPE Investment	6.18
Plan of Merger	1.2
Post-Closing Company Board of Commissioners	6.15(a)
Post-Closing Company Board of Directors	6.15(a)
Proxy Statement	6.11(a)
Public Certifications	3.6(a)
Public Shareholders	10.1
Redemption	6.11(a)
Registration Rights Agreement	8.3(j)(xi)
Registration Statement	6.11(a)
Related Dispute	11.4(e)
Related Person	4.22
Released Claims	10.1
Releasing Persons	10.2
Reorganization	Recitals
Resolution Period	11.4
Reviewing Party	1.10(a)
SEC Reports	3.6(a)
SIAC	11.4(c)
SIAC Rules	11.4(c)
Signing Filing	6.12(b)
Signing Press Release	6.12(b)
Specified Courts	11.5
Sponsor	Preamble
Surviving Company	1.1
Third Party Claim	7.4(c)
Top Customers	4.25
Top Vendors	4.25
Transactions	Recitals
Unaudited Company Financials	4.8(a)
Warrant Agreement Amendment	8.2(e)(viii)

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Malacca:

MALACCA STRAITS ACQUISITION COMPANY LIMITED

By:	/s/ Kenneth Ng
	Name:	Kenneth Ng
	Title:	Chief Executive Officer

The Malacca Representative:

MALACCA STRAITS MANAGEMENT COMPANY LIMITED, solely in its capacity as the Malacca Representative hereunder

By:	/s/ Kenneth Ng
	Name:	Kenneth Ng
	Title:	Director

{Signature Page to Business Combination Agreement}

The Company:

PT ASIA VISION NETWORK

By:	/s/ Ruby Panjaitan
	Name:	Ruby Panjaitan
	Title:	Director

By:	/s/ Ade Tjendra
	Name:	Ade Tjendra
	Title:	President Director

Merger Sub:

MNC ENTERTAINMENT LTD

By:	/s/ Hary Tanoesoedibjo
	Name:	Hary Tanoesoedibjo
	Title:	Director

Parent:

PT MNC VISION NETWORKS TBK

By:	/s/ Herman Kusno
	Name:	Herman Kusno
	Title:	Director

By:	/s/ Vera Tanamihardja
	Name:	Vera Tanamihardja
	Title:	Director

{Signature Page to Business Combination Agreement}